Exhibit 2.1
EXECUTION COPY

Agreement and Plan of Merger
Dated as of November 27, 2006
among
NeuStar, Inc.
B&T Merger Sub, Inc.,
Followap, Inc.
and
Carmel V.C. Ltd. and Sequoia Seed Capital II (Israel) L.P,
as the Holder Representatives

i

EXHIBITS AND SCHEDULES
Exhibits:
Exhibit A: Form of Escrow Agreement
Exhibit B: Knowledge Group
Exhibit C: Form of Certificate of Merger
Exhibit D: Forms of Payoff Letters
Exhibit E: Forms of Encumbrance Release Documentation
Exhibit F: Form of Stockholder Consent
Exhibit G: Form of Employment Agreement
Exhibit H: Forms of Legal Opinions
Annexes:
Annex A: Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2006 (this “Agreement”), is by and among Followap, Inc., a Delaware corporation (the “Company”), NeuStar, Inc., a Delaware corporation (“Parent”), B&T Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Carmel V.C. Ltd. and Sequoia Seed Capital II (Israel) L.P., solely in their capacity as the Holder Representatives hereunder.
R E C I T A L S
     WHEREAS, Parent has formed Merger Sub for the purpose of merging it with and into the Company in order to acquire the Company as a wholly owned subsidiary;
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement, and the respective Boards of Directors of Parent, Merger Sub and the Company have approved and adopted this Agreement;
     WHEREAS, the respective Boards of Directors of Merger Sub and the Company have determined that the Merger is in the best interest of their respective stockholders;
     WHEREAS, the Board of Directors of the Company has directed that (1) this Agreement and (2) a schedule setting forth (a) the payments to be made by Parent with respect to the Preferred Stock, Common Stock, In-the-Money Options (as defined below) and In-the-Money Warrants (as defined below) in accordance with the terms hereof and (b) the methodology for determining the respective amounts of such payments in accordance with the Company Charter, shall be submitted to the holders of the issued and outstanding Preferred Stock (as defined below) and holders of the Common Stock (as defined below) for their approval and adoption;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
     WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representatives shall serve as representatives of the holders of the outstanding shares of the Company’s capital stock as of the Effective Time.
A G R E E M E N T
     NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
          SECTION 1.1. Certain Definitions. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
          “Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
          “Agreement” has the meaning specified in the preamble of this Agreement.
          “Applicable Law” means, with respect to any Person, any federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, award, decree or other requirements, of any Governmental Entity (including any Environmental Law) that have been published, or are otherwise available, applicable to such Person or any of its properties or assets.
          “Audited Financial Statements” has the meaning specified in Section 3.7(a).
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
          “Cap” has the meaning specified in Section 8.2(d).
          “CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.).
          “Certificate of Merger” has the meaning specified in Section 2.2.
          “Certificates” has the meaning specified in Section 2.8(b).
          “Claim Notice” has the meaning specified in Section 8.4(a).
          “Closing” has the meaning specified in Section 2.12(a).
          “Closing Date” has the meaning specified in Section 2.12(a).
          “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Shares” has the meaning specified in Section 2.7(e).
          “Common Stock” means the common stock, par value $0.001 per share, of the Company.
          “Company” has the meaning specified in the preamble of this Agreement.
          “Company Benefit Plan” means any Employee Benefit Plan, Employee Retirement Plan or Employee Welfare Benefit Plan.
          “Company Board” means the Board of Directors of the Company.
          “Company Bylaws” means the Bylaws of the Company, as in effect on the date of this Agreement.
          “Company Charter” means the Certificate of Incorporation of the Company, as in effect on the date of this Agreement.
          “Company Patents” has the meaning specified in Section 3.15(d).
          “Company Transaction Expenses” means (i) any and all out of pocket expenses incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, to the extent such expenses remain unpaid as of the Closing, including to the extent payable by the Company or its Subsidiaries, the fees of legal advisors, accountants, investment bankers, financial advisors, valuation firms or similar professionals; (ii) 50% of the fees payable to the Escrow Agent pursuant to the Escrow Agreement and 50% of the fees payable pursuant to the Trust Agreement; (iii) any prepayment, redemption or defeasance premiums or penalties or LIBOR breakage fees incurred by the Company or its Subsidiaries in connection with the repayment, redemption or defeasance of Indebtedness at or prior to Closing in connection with the transactions contemplated by this Agreement, including, without limitation, any such prepayment premiums or penalties incurred under the Plenus Credit Agreement; (iv) all amounts paid in connection with the termination of the agreements listed on Section 5.9 of the Disclosure Schedule and (v) all other fees and expenses of third parties (such as consultants or other advisors) incurred by the Company or any of its Subsidiaries arising from or as a result of the transactions contemplated hereby. “Company Transaction Expenses” shall not include the overhead and similar internal costs of the Company and its Subsidiaries.
          “Confidentiality Agreement” means the confidentiality agreement, dated April 28, 2006, between Company and Parent, as amended.
          “Contracts” means all contracts, sub-contracts, agreements, leases, licenses, commitments, sales and purchase orders, and other binding instruments, arrangements or understandings of any kind, whether written or oral, and including any amendments, supplements or addenda thereto, to which the Company or a Subsidiary of the Company is a party or by which any portion of their respective properties or assets may be bound.
          “Copyrights” means proprietary rights associated with works of authorship, including all exclusive exploitation rights, copyrights, neighboring rights, moral rights and mask works, including any registrations and applications therefor and whether registered or unregistered.
          “COTS Software” means commercial “off-the-shelf” applications available through commercial distributors or in consumer retail stores or from the internet pursuant to third person “shrink wrap” or “click through” or similar licenses that are not negotiated.
          “Deductible” has the meaning specified in Section 8.2(c).
          “DGCL” has the meaning specified in Section 2.1.
          “Disagreement Notice” has the meaning specified in Section 8.4(b).
          “Disclosure Schedule” has the meaning specified in the preamble to Article III.
          “Dissenting Shares” has the meaning specified in Section 2.9.
          “Effective Time” has the meaning specified in Section 2.2.
          “Employee” has the meaning specified in Section 5.11(b).
          “Employee Benefit Plan” means each plan, fund, program, scheme, agreement, or arrangement (other than an Employee Retirement Plan) that is or has been directly or indirectly sponsored, maintained, or provided by the Company or any of its Subsidiaries and that provides or provided a benefit of value to current or former employees or directors of the Company or any of its Subsidiaries, or the dependents of any of them, including incentive compensation, equity compensation, medical benefits, vacation, severance or termination pay, and unemployment benefits.
          “Employee Retirement Plan” means each plan, fund, program, scheme, or other arrangement providing retirement or retirement-type benefits, including any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), under which the Company or any of its Subsidiaries has or had an obligation, whether under Applicable Law, pursuant to a contract, or otherwise.
          “Employee Welfare Benefit Plan” means an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that has been directly or indirectly sponsored, maintained or provided by the Company or any of its Subsidiaries.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any other entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code.
          “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other similar right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
          “Environment” means any ambient air; workplace or indoor air; surface water; drinking water; groundwater; aquifer; land surface; subsurface strata; soil; subsoil; river sediment; plant or animal life; natural resources; workplace; real property and the physical buildings, structures, improvements and fixtures thereon; or other surroundings whatsoever.
          “Environmental Law” means any and all Applicable Laws: (1) regulating protection of the Environment, (2) regulating the Environmental Management, Release or Remediation of Hazardous Substances for the purpose of protecting the Environment, (3) regulating the exposure of Persons to Hazardous Substances, or (4) regulating occupational health and safety, including CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.) and any requirements promulgated pursuant to these Applicable Laws or any analogous state or local Applicable Laws.
          “Environmental Management” means with respect to any substance or material, the use, possession, distribution, processing, manufacturing, generation, treatment, storage, recycling, transportation or disposal of such substance or material.
          “Equityholders” means the holders of the Common Stock, Preferred Stock, In-the-Money Options and In-the-Money Warrants immediately prior to the Effective Time.
          “Escrow Agent” means The Bank of New York.
          “Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be entered into as of the Closing by and among Parent, the Escrow Agent and the Holder Representatives.
          “Escrow Percentage” means a fraction equal to 14,050,000 divided by the Merger Consideration for Capital Stock.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Financial Statements” has the meaning specified in Section 3.7(a).
          “Fully Diluted Number” means the sum of:
          (a) the number of issued and outstanding shares of Common Stock as of immediately prior to the Effective Time;
          (b) the number of shares of Common Stock issuable upon exercise of all outstanding In-the-Money Options as of immediately prior to the Effective Time;

          (c) the number of shares of Common Stock issuable upon exercise of all outstanding In-the-Money Warrants as of immediately prior to the Effective Time;
          (d) the number of shares of Common Stock issuable upon the conversion into Common Stock of all shares of Series A Preferred Stock that are outstanding immediately prior to the Effective Time;
          (e) the number of shares of Common Stock issuable upon the conversion into Common Stock of all shares of Series B Preferred Stock that are outstanding immediately prior to the Effective Time;
          (f) the number of shares of Common Stock issuable upon the conversion into Common Stock of all shares of Series B1 Preferred Stock that are outstanding immediately prior to the Effective Time; and
          (g) the number of shares of Common Stock issuable upon the conversion into Common Stock of all shares of Series C Preferred Stock that are outstanding immediately prior to the Effective Time.
          “GAAP” means generally accepted accounting principles in the United States.
          “Government Contract” means any prime contract, subcontract, basic ordering agreement, teaming agreement or arrangement, joint venture agreement, letter agreement, purchase order, delivery order, bid, change order or other commitment between the Company and (i) the U.S. Government or a department or agency thereof or (ii) any prime contractor or subcontractor with respect to performance by the Company as a subcontractor of any portion of the obligations of a prime contract with the U.S. Government or a department or agency thereof.
          “Governmental Entity” means any United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body or official.
          “Handling” means the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling or disposition of any kind of any Hazardous Substance.
          “Hazardous Substance” means any waste, substance or any other material: (1) the Release or presence of which requires investigation or Remediation under any Environmental Law; (2) that is defined as a “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental Law; (3) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous; or (4) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.
          “Holder Representatives” means Carmel V.C. Ltd. and Sequoia Seed Capital II (Israel) L.P., each in its capacity as a representative of the Equityholders hereunder.

          “In-the-Money” has the meaning specified in Section 2.7(j).
          “Inbound License Agreements” has the meaning specified in Section 3.15(g).
          “Indebtedness” means, without duplication:
          (a) all obligations for borrowed money including, without limitation, obligations under the Plenus Credit Agreement, (including all outstanding principal, prepayment premiums, if any, change of control premiums, and accrued interest, fees and expenses related thereto);
          (b) all obligations evidenced by notes, bonds, debentures or other similar instruments, including, without limitation, any such obligations evidenced by notes issued under the Plenus Credit Agreement that are not covered by clause (a) above (including all outstanding principal, prepayment premiums, if any, change of control premiums, and accrued interest, fees and expenses related thereto);
          (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the Ordinary Course of Business;
          (d) all obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases;
          (e) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit,
          (f) all obligations under any interest rate, currency or other hedging agreements;
          (g) commitments to repay deposits or advances by and owing to third parties; and
               (h) any direct or indirect guarantee of Indebtedness of any other Person of a type described in clause (a) through (g) above.
          “Indemnification Claim” has the meaning specified in Section 8.3(a).“Indemnifying Party” has the meaning specified in Section 8.4(a).
          “Indemnitee” has the meaning specified in Section 8.2(b).
          “Indemnity Escrow Account” means the account into which the Indemnity Escrow Amount will be deposited.
          “Indemnity Escrow Amount” has the meaning specified in Section 2.8(a).
          “Indemnity Escrow Per Share Amount” means an amount equal to the Escrow Percentage times the Per Share Amount.

          “Indemnity Escrow Termination Date” means the first anniversary of the Closing Date.
          “Intellectual Property” means, collectively, all intellectual property rights arising from or associated with Trademarks, Patents, Copyrights and Trade Secrets, as well as moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets, whether protected, created, or arising under the laws of the United States or any other jurisdiction.
          “Interim Financial Statements” has the meaning specified in Section 3.7(a).
          “IRS” means the Internal Revenue Service.
          “Knowledge of the Company” means the actual knowledge, after due inquiry, of any of the individuals set forth on Exhibit B hereto. For purposes of this definition, an individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is actually known to such individual or is reflected in one or more documents (whether written or electronic) in the possession of such individual, including the books and records of such individual, that would reasonably be expected to be reviewed by such individual in the customary performance of his duties and responsibilities.
          “Latest Interim Financial Statements” has the meaning specified in Section 3.7(a).
          “Leased Real Property” has the meaning specified in Section 3.11(b).
          “Leases” has the meaning specified in Section 3.11(b).
          “Legal Proceeding” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.
          “Letter of Transmittal” has the meaning specified in Section 2.8(b).
          “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
          “Losses” means all (A) deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages, interest, fines and penalties and (B) costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, prosecuting, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, together with interest on any cash disbursements from the date of disbursement by the party entitled to indemnification at a rate of five percent (5%) per annum (compounded monthly). The term

“Losses” shall not include any indirect or consequential damages, loss of profits or lost opportunities.
          “Majority Equityholders” has the meaning specified in Section 8.7(b).
          “Material Adverse Effect,” with respect to (a) the Company or any of its Subsidiaries, means any effect on, change affecting, or condition having an effect on, the Company or any of its Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets, properties or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, excluding the effect of any events or conditions to the extent resulting from or arising out of (i) changes or developments in the principal industry in which the Company and its Subsidiaries operate generally or the economy of any of the countries in which the Company and its Subsidiaries operate, which changes or developments do not disproportionately affect the Company or any of its Subsidiaries relative to other participants in such industry, (ii) the announcement of the transactions contemplated hereby (including the identity of Parent), including the disruption of relationships with customers, employees, business partners and suppliers to the extent caused by such announcement; (iii) compliance with the terms of this Agreement prior to the Effective Time; and (iv) related to an outbreak or escalation of war, armed hostilities, acts of terrorism or political instability, or any governmental or other response to any of the foregoing and (b) the Company or Parent, as the case may be, the ability of such Person to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
          “Material Contracts” has the meaning specified in Section 3.10(a).
          “Merger” has the meaning specified in Section 2.1.
          “Merger Consideration for Capital Stock” means an amount equal to the sum of:
          (a) $139,000,000;
          (b) minus the amount of Company Transaction Expenses.
          “Merger Consideration Amount” means the sum of (x) the Merger Consideration for Capital Stock plus (y) the aggregate exercise price of all unexercised In-the-Money Options outstanding and In-the-Money Warrants outstanding immediately prior to the Effective Time.
          “Merger Consideration Schedule” has the meaning specified in Section 2.7(j).
          “Merger Sub” has the meaning specified in the preamble of this Agreement.
          “Most Recent Balance Sheet” means the unaudited balance sheet of the Company prepared by the Company’s management as of the close of business on October 31, 2006 included as Section 1.1 of the Disclosure Schedule.
          “Multi-Employer Plan” has the meaning specified in Section 3(37) of ERISA.
          “Open Source License” has the meaning specified in Section 3.15(m).

          “Options” means options outstanding to purchase shares of Common Stock that have been granted under the Option Plan or are otherwise outstanding.
          “Option Escrow Amount” has the meaning specified in Section 2.8(a).
          “Option Escrow Fund” has the meaning specified in Section 2.8(a).
          “Option Escrow Fund Termination Date” means the latest Scheduled Vesting Date for an Unvested, In-the-Money Option.
          “Option Payoff Amount” has the meaning specified in Section 2.7(g).
          “Option Plan” means the 2003 Share Option Plan of the Company, as amended to the date of this Agreement.
          “Ordinance” means the Israeli Income Tax Ordinance, 1961.
          “Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall describe any action taken by a Person if:
          (i) such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and
          (ii) such action is not required under Applicable Law to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company or equity holders (if any) of such Person.
          “Out-of-the-Money Option” means an Option that is not set forth on Schedule 2.7(j).
          “Out-of-the-Money Warrant” means a Warrant that is not set forth on Schedule 2.7(j).
          “Outbound License Agreements” has the meaning specified in Section 3.15(g).
          “Outside Date” has the meaning specified in Section 7.1(b).
          “Owned Copyrights” has the meaning specified in Section 3.15(e)(i).
          “Parent” has the meaning specified in the preamble of this Agreement.
          “Parent Indemnitee” has the meaning specified in Section 8.2(a).
          “Patents” means patents and patent applications, including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing.
          “Payment Agent” means The Bank of New York.

          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Scheme” has the meaning specified in Section 3.18(h).
          “Per Share Amount” means an amount in $0.01, rounded to the fifth digit after the decimal point, equal to the Merger Consideration Amount divided by the Fully Diluted Number.
          “Per Share Amount Available at Closing” means an amount equal to the Per Share Amount less the Indemnity Escrow Per Share Amount.
          “Permits” has the meaning specified in Section 3.13(b).
          “Permitted Encumbrances” means:
          (a) encumbrances for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves are maintained and reflected in the Financial Statements;
          (b) landlord’s, warehouseman’s, mechanics’, carriers’, workers’, repairers’ and similar encumbrances arising or incurred in the Ordinary Course of Business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings;
          (c) statutory and contractual landlord’s liens under leases pursuant to which the Company is a lessee and not in default;
          (d) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, the violation of which has not had, nor would be reasonably expected to have with respect to any real property of the Company or any of its Subsidiaries, a material adverse effect on such property;
          (e) such other imperfections of title as do not materially detract from the value or otherwise interfere with the present use of any of the Company’s or any of its Subsidiary’s properties or otherwise impair the Company’s or any of its Subsidiary’s business operations;
          (f) encumbrances under the agreements set forth on Section 1.1 of the Disclosure Schedule; and
          (g) encumbrances under the Plenus Credit Agreement.
          “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

          “Plenus Credit Agreement” means the Credit Agreement, dated August 16, 2006 by and among the Company, Followap R and D (2000) Ltd., Plenus II, Limited Partnership and Plenus II (D.C.M.), Limited Partnership, and all exhibits and schedules thereto.
          “Pre-Closing Taxes” has the meaning specified in Section 5.13(a).
          “Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series B1 Preferred Stock and the Series C Preferred Stock.
          “Provisional Patent Applications” has the meaning specified in Section 3.15(a).
          “Reference Balance Sheet” has the meaning specified in Section 3.7(a).
          “Reference Balance Sheet Date” has the meaning specified in Section 3.7(a).
          “Release” when used in connection with Hazardous Substance, has the meaning ascribed to that term in 42 U.S.C. 9601(22), but not including the exceptions in Subsection (A) and (D) of 42 U.S.C. 9601(22).
          “Relevant Employees” has the meaning specified in Section 3.18(h).
          “Remediation” means (1) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (2) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.
          “Reserve Amount” has the meaning specified in Section 2.8(a)(i).
          “Reviewed Interim Financial Statements” has the meaning specified in Section 3.7(a).
          “Scheduled Vesting Date” for any Unvested Option means a date on which such Unvested Option or portion thereof was scheduled to vest in accordance with its terms in effect immediately prior to the Effective Time.
          “Section 102” has the meaning specified in Section 2.8(a)(ii).
          “Section 5.13 Tax Return” has the meaning specified in Section 5.13(d).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller Indemnitee” has the meaning specified in Section 8.2(b).
          “Separate Deductible” has the meaning specified in Section 8.2(c).
          “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.
          “Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.001 per share.

          “Series B1 Preferred Stock” means the Series B1 Preferred Stock of the Company, par value $0.001 per share.
          “Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.001 per share.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.
          “Straddle Period” has the meaning specified in Section 5.13(a).
          “Statutory Agreement” means any agreement or planning obligation under Section 18 of the Public Health Act 1936, Section 52 of the Town and Country Planning Act 1971, Section 38 and Section 278 of the Highways Act 1980, Section 33 of the Local Government (Miscellaneous Provisions) Act 1982, Section 106 of the Town and Country Planning Act 1990, Section 104 of the Water Industry Act 1991 or any provision in legislation of a similar nature.
          “Subsidiary,” with respect to any Person, means any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which is, directly or indirectly, owned by such Person.
          “Supply Contracts” has the meaning specified in Section 3.15(o).
          “Survival Date” has the meaning specified in Section 8.1.
          “Surviving Corporation” has the meaning specified in Section 2.1.
          “Tax Claim” has the meaning specified in Section 5.13(f).
          “Tax Return” means any return, report or statement required to be filed with any Taxing Authority with respect to Taxes.
          “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including but not limited to those on or measured by or referred to as net income, gross receipts, capital, sales, use, ad valorem, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, insurance, unemployment, excise, severance, stamp, occupation, premium, value added, real estate, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, linkages, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) as a transferee, pursuant to Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign law) or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment, whether oral or written.
     “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Telecom Service Provider” means a Person that offers telecommunications services to the public at large, and is, therefore, providing telecommunications services on a common carrier basis, as such term is defined in 47 C.F.R. § 52.12(a)(1)(i) or successor regulations.
     “Trademarks” means trademarks and service marks (whether registered or unregistered), trade names, designs, domain names and other internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing, together with all goodwill related to the foregoing.
     “Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts to maintain its secrecy and (3) is recognized under Applicable Law as subject to protection as a Trade Secret. Trade Secrets include, subject to the qualification in (1) – (3) above, computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies, technical data, research and development information, and related confidential data or information.
     “Trust Agreement” means the trust agreement dated November 27, 2006 between Orni Elad and Parent.
     “Unvested Options” means Options, or portions thereof, that are not exercisable as of the Effective Time.
     “Vested Options” means Options, or portions thereof, that are exercisable as of the Effective Time.
     “Warrants” means warrants outstanding to purchase shares of Common Stock.

ARTICLE II
THE MERGER
          SECTION 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
          SECTION 2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”), shall be duly executed and acknowledged by Merger Sub and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).
          SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          SECTION 2.4. Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
          SECTION 2.5. Board of Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.
          SECTION 2.6. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.
          SECTION 2.7. Conversion of Securities.
          (a) Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding as of the Effective Time, but excluding Dissenting Shares and any shares of Series A Preferred Stock held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive cash, without interest, in an amount equal to the Per Share Amount, to be distributed in accordance with Sections 2.8(a) and 2.8(d).
          (b) Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding as of the Effective Time, but excluding Dissenting Shares and any shares of Series B Preferred Stock held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive cash, without interest, in an amount equal to the Per Share Amount, to be distributed in accordance with Sections 2.8(a) and 2.8(e).
          (c) Series B1 Preferred Stock. Each share of Series B1 Preferred Stock issued and outstanding as of the Effective Time, but excluding Dissenting Shares and any shares of Series B Preferred Stock held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive cash, without interest, in an amount equal to the Per Share Amount, to be distributed in accordance with Sections 2.8(a) and 2.8(f).
          (d) Series C Preferred Stock. Each share of Series C Preferred Stock issued and outstanding as of the Effective Time, but excluding Dissenting Shares and any shares of Series B Preferred Stock held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive cash, without interest, in an amount equal to the Per Share Amount, to be distributed in accordance with Sections 2.8(a) and 2.8(g).
          (e) Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Common Shares”), other than Dissenting Shares and Common Shares held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive cash, without interest, in an amount equal to the Per Share Amount, to be distributed in accordance with Sections 2.8(a) and 2.8(h).
          (f) Warrants. At the Effective Time, each In-the-Money Warrant outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted automatically into and become a right to receive from the Company cash in an amount equal to the product of (i) the number of Common Shares for which such In-the-Money Warrant is exercisable and (ii) the excess of the Per Share Amount over the per share exercise price of such In-the-Money Warrant, to be distributed in accordance with Sections 2.8(a) and 2.8(i). At the Effective Time, each Out-of-the-Money Warrant outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.
          (g) Options. At the Effective Time, each In-the-Money Option outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted automatically into and become a right to receive from the Company (subject to any applicable Taxes deducted or withheld pursuant to Section 2.10) cash in an amount equal to the product of (i) the number of Common Shares for which such Option is exercisable immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Amount over the per share exercise price of such Option (such amount, with respect to any In-the-Money Option, the “Option Payoff Amount”), to be distributed in accordance with Sections 2.8(a) and 2.8(j). At the Effective Time, each Out-of-the-Money Option outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.
          (h) Merger Sub Stock. At the Effective Time, each outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.
          (i) Treasury Shares; Shares Owned by Parent. At the Effective Time, each share of capital stock held in the treasury of the Company and any shares of capital stock of the Company owned by Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be canceled and retired and cease to exist and no payment shall be made with respect thereto.
          (j) Merger Consideration Schedule. The Company shall deliver to Parent and Merger Sub on the date hereof a schedule (i) setting forth the estimated payments to be made by Parent with respect to the Preferred Stock, Common Stock, In-the-Money Options and In-the-Money Warrants in accordance with the terms hereof and (ii) explaining how the respective amounts of such estimated payments were determined in accordance with the Company Charter (the “Merger Consideration Schedule”), which schedule shall be attached hereto as Section 2.7(j) of the Disclosure Schedule. The Merger Consideration Schedule shall also identify all Options and Warrants that have an exercise price that is less than the Common Per Share Amount (such Options and Warrants, “In-the-Money Options” and “In-the-Money Warrants,” respectively). The Merger Consideration Schedule shall be updated as provided in Section 2.12(e). The Company agrees that Parent and Merger Sub shall be entitled to rely on the Merger Consideration Schedule prepared by the Company in making payments under Section 2.8 hereof and that Parent and Merger Sub shall not be responsible for the calculations, the determinations regarding such calculations or the determinations regarding which Options and Warrants are In-the-Money, in such Merger Consideration Schedule.
          (k) Agreement as to Merger Consideration. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or the Surviving Corporation shall be required to pay an amount in respect of the Preferred Stock, Common Stock, Options and Warrants to the holders thereof in excess of the Merger Consideration for Capital Stock.
          SECTION 2.8. Payment of Merger Consideration; Other Payments.
          (a) Escrows.
               (i) At the Closing, Parent shall deposit $14,050,000 (the “Indemnity Escrow Amount”) in an account with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement; provided that $250,000 of such Indemnity Escrow Amount (the “Reserve Amount”) shall be held in a separate account by the Escrow Agent solely for the use of the Holder Representatives to pay the costs, fees or other expenses (including, without limitation, all claims for indemnification under Section 8.7(f)) related to the Holder Representatives’ actions taken with respect to this Agreement or the Escrow Agreement.

Neither Parent nor any Parent Indemnitee shall have any right, title or interest to the Reserve Amount and shall not make any claims against the Reserve Amount under this Agreement or otherwise. The Indemnity Escrow Amount shall be used to satisfy claims for indemnification by Parent Indemnitees determined to be due and payable pursuant to this Agreement in accordance with the terms of the Escrow Agreement and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. The portion of the Indemnity Escrow Amount that shall be withheld with respect to (A) each share of Preferred Stock shall equal the Escrow Percentage of the Per Share Amount, (B) each share of Common Stock shall equal the Escrow Percentage of the Per Share Amount, (C) payment for each In-the-Money Option shall equal the Escrow Percentage of such payment and (D) payment for each In-the-Money Warrant shall equal the Escrow Percentage of such payment. Any disbursements of Indemnity Escrow Amounts to the Equityholders shall be made in accordance with the Company Charter as determined by either of the Holder Representatives in its discretion.
               (ii) At the Closing, Parent shall deposit an amount equal to the sum of the Option Payoff Amounts for all Unvested, In-the-Money Options outstanding immediately prior to the Effective Time less the Escrow Percentage thereof (the “Option Escrow Amount”) in an account with the Escrow Agent (the “Option Escrow Fund”) to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. On the Scheduled Vesting Date for an Unvested Option or portion thereof, the Escrow Agent shall (subject to any applicable Taxes deducted or withheld pursuant to Section 2.10) disburse to the Surviving Corporation, for payment to the holder of such Unvested Option, a portion of the Option Escrow Amount equal to (A) the Option Payoff Amount for the portion of such Unvested Option that has vested on such date less an amount equal to such Option Payoff Amount multiplied by the Escrow Percentage plus (B) if such Scheduled Vesting Date occurs on or after the Escrow Termination Date, the portion of any amount released from the Indemnity Escrow Fund to which the holder of such Unvested Option is entitled in accordance with the Company Charter and this Agreement with respect to the portion of such Unvested Option that has vested on such date, as determined by either of the Holder Representatives in its sole discretion. Distributions to employees holding Unvested, In-the-Money Options which are subject to the provisions of Section 102 of the Ordinance (“Section 102”) shall be made directly to a Trustee that qualifies under the provisions of Section 102 and shall be subject to any tax ruling or approval from the Israeli Tax Authority received either by the Company or Parent. The Option Escrow Amount shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement.
                    (A) Notwithstanding anything to the contrary in this Agreement, payments from the Option Escrow Fund shall only be made for payment to a holder of an Unvested, In-the-Money Option on a Scheduled Vesting Date with respect to such Option if the holder would have been entitled to exercise such Option on such Scheduled Vesting Date in accordance with the terms of such Option in effect immediately prior to the Effective Time, had such Option not been canceled and extinguished at the Effective Time in accordance with Section 2.7(g). A holder of an Unvested, In-the-Money Option who would no longer be entitled to exercise such Option in accordance with the terms of such Unvested, In-the-Money Option in effect immediately prior to the Effective Time had such Option not been canceled and extinguished at the Effective Time in accordance with Section 2.7(g), shall forfeit all rights to receive any portion of the Merger Consideration attributable to such Option, except with respect to amounts payable under the previous sentence.
                    (B) Any portion of the Option Escrow Fund forfeited by holders of Unvested, In-the-Money Options during a particular calendar year shall be distributed within thirty (30) days following the end of such year, provided that the amount to be distributed is greater than $50,000, and on the Option Escrow Fund Termination Date to the record holders of Preferred Stock and Common Stock as of the Closing Date; such amount shall be distributed among such holders of Preferred Stock and Common Stock in accordance with the provisions of the Company Charter regarding distributions to holders of Preferred Stock and Common Stock upon a Liquidation Event (as defined in the Company Charter), as determined by either of the Holder Representatives in its sole discretion.
          (b) Letter of Transmittal. As promptly as reasonably practicable (and in any event no more than five Business Days) after the Closing Date, Parent shall instruct the Payment Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock or In-the-Money Warrants (the “Certificates”), (i) a letter of transmittal in the form attached as Annex A hereto, (each, a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall contain (A) the waiver by any Person who signs and returns such Letter of Transmittal of such Person’s right to appraisal under applicable provisions of the DGCL, (B) the approval by such Person of a schedule identical to the Merger Consideration Schedule, (C) the appointment by such Person of the Holder Representatives, and (D) the certification by such Person as to whether he, she or it is subject to backup withholding from income tax, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration payable in respect of the shares of Common Stock and Preferred Stock and In-the-Money Warrants represented by such Certificates.
          (c) Deposit with the Payment Agent. Parent shall, at or prior to the Effective Time, deposit with the Payment Agent, for the benefit of the holders of Common Stock, the Preferred Stock and the In-the-Money Warrants, the portion of the merger consideration attributable to the Common Stock, the Preferred Stock and the Warrants (less any portion of the Indemnity Escrow Amount attributable to the Common Stock, the Preferred Stock and the In-the-Money Warrants that has been deposited with the Escrow Agent).
          (d) Payment on Series A Preferred Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Series A Preferred Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to the Per Share Amount Available At Closing times the number of shares of Series A Preferred Stock represented by such Certificate, and such Certificate shall, after such surrender, be marked as canceled.
          (e) Payment on Series B Preferred Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Series B Preferred Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to the Per Share Amount Available At Closing times the number of shares of Series B Preferred Stock represented by such Certificate, and such Certificate shall, after such surrender, be marked as canceled.
          (f) Payment on Series B1 Preferred Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Series B1 Preferred Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to the Per Share Amount Available At Closing times the number of shares of Series B1 Preferred Stock represented by such Certificate, and such Certificate shall, after such surrender, be marked as canceled.
          (g) Payment on Series C Preferred Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Series C Preferred Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to the Per Share Amount Available At Closing times the number of shares of Series C Preferred Stock represented by such Certificate, and such Certificate shall, after such surrender, be marked as canceled.
          (h) Payment on Common Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Common Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to the product of (i) the number of Common Shares evidenced by such certificate and (ii) the Common Per Share Amount Available at Closing, and such Certificate shall, after such surrender, be marked as canceled. Notwithstanding anything to the contrary herein, any payment described in this Section 2.8(h) with respect to shares of Common Stock held by the trustee under Section 102 of the Ordinance, and which have not completed the required holding period, if any, shall be paid to such trustee, and shall be subject to any tax ruling or approval from the Israeli Tax Authority received either by the Company or Parent.
          (i) Payment on Warrants. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for In-the-Money Warrants, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to the product of (i) the number of Common Shares that were issuable upon exercise of such Warrants immediately prior to the Effective Time and (ii) the excess of (x) the Per Share Amount Available at Closing over (y) the applicable exercise price for such Warrants, and such Certificate shall, after such surrender, be marked as canceled.
          (j) Payment on Options. Parent shall, at or prior to the Effective Time, deposit the portion of the merger consideration attributable to the Vested, In-the-Money Options with the Company (less any portion of the Indemnity Escrow Amount attributable to the Vested, In-the-Money Options that has been deposited with the Escrow Agent), for the benefit of the holders of Vested, In-the-Money Options. As promptly as practicable after Closing, the

Surviving Corporation shall cause to be paid to each holder of Vested, In-the-Money Options (and with respect to Vested, In-the-Money Options held by the trustee under Section 102 of the Ordinance, and which have not completed the required holding period, to such trustee) cash in an amount equal to the product of (i) the number of Common Shares for which such Vested, In-the-Money Option is then exercisable and (ii) the excess, if any, of (x) the Per Share Amount Available at Closing over (y) the per share exercise price of such Vested, In-the-Money Option, less any applicable Taxes deducted or withheld pursuant to Section 2.10. The portion of the merger consideration attributable to Unvested, In-the-Money Options shall be paid in accordance with Section 2.8(a)(ii) and the Escrow Agreement.
          (k) Transfer of Ownership. In the event of a transfer of ownership of shares of capital stock of the Company that is not registered in the transfer records of the Company, payment of the portion of the merger consideration in respect thereof may be made to a transferee if the certificate representing such shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the merger consideration in respect of the shares represented by such Certificate as contemplated by this Section 2.8.
          (l) Unclaimed Funds. Any portion of the merger consideration made available to the Payment Agent pursuant to this Section 2.8 that remains unclaimed by Equityholders six months after the Effective Time will be returned to Parent upon demand. Any such Equityholder who has not exchanged Common Stock, Preferred Stock or Warrants for such Equityholder’s portion of the merger consideration in respect thereto in accordance with this Article II prior to that time thereafter will look only to Parent for payment of the portion of the merger consideration in respect of such shares or Warrants. Neither Parent nor the Company shall be liable to any Equityholder for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          SECTION 2.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock or Preferred Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the applicable portion of the merger consideration but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the DGCL, each share of such stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the merger consideration, and such share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any demands received by the Company for appraisals of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

          SECTION 2.10 Withholding Rights.
          Each of the Surviving Corporation, Parent and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person, including, without limitation, holders of In-the-Money Options, pursuant to this Article such amounts as it, or any member of a combined, consolidated or unitary group for state, local or foreign Tax purposes of which the Surviving Corporation or Parent is a member, is required to deduct and withhold with respect to the making of such payment, or with respect to the deposit of funds to be used to make such payment into an escrow account, under any provision of federal, state, local or foreign tax law, or any applicable ruling or exemption from a Taxing Authority, all subject to the terms and conditions of the Letter of Transmittal. If the Surviving Corporation, Parent or the Payment Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock, Preferred Stock, In-the-Money Options or In-the-Money Warrants, as the case may be, in respect of which the Surviving Corporation, Parent or the Payment Agent, as the case may be, made such deduction and withholding.
          SECTION 2.11 Lost Certificates. If any Certificate representing shares of Common Stock or Preferred Stock or In-the-Money Warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against them with respect to such certificate, Parent will pay in exchange for such lost, stolen or destroyed certificate the amounts to which the holders thereof are entitled pursuant to this Article II.
          SECTION 2.12 Closing.
          (a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, D.C., at 10:00 a.m. local time, on the date that is two Business Days after the date on which the last of the conditions set forth in Article VI has been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the “Closing Date”).
          (b) Company Transaction Expenses. Not less than two Business Days prior to the Closing Date, the Company shall deliver to Parent a written notice (the “Company Transaction Expenses Notice”) setting forth and representing in good faith to Parent the aggregate Company Transaction Expenses, together with an itemization and description of such Company Transaction Expenses in reasonable detail and final invoices from the relevant payees in respect thereof. On the Closing Date, Parent, on behalf of the Company, shall pay the Company Transaction Expenses reflected on the Company Transaction Expenses Notice to the applicable professionals and other payees reflected on such notice.
          (c) Updated Merger Consideration Schedule. Not less than two Business Days prior to the Closing Date, the Company shall deliver to Parent an updated Merger Consideration Schedule (i) setting forth the payments to be made by Parent with respect to the Preferred Stock, Common Stock, In-the-Money Options and In-the-Money Warrants in

accordance with the terms hereof and (ii) identifying all In-the-Money Options and In-the-Money Warrants.
          (d) Repayment of Debt. On the Closing Date and simultaneously with the Closing, Parent, on behalf of the Company and its Subsidiaries, shall pay or otherwise discharge all amounts due and payable under the Plenus Credit Agreement. Concurrent with such payment or discharge, the Company shall obtain releases of all Encumbrances on the assets, properties and capital stock of the Company and its Subsidiaries securing such indebtedness. At the Closing, the Company shall provide payoff letters in the forms attached hereto as Exhibit D and Encumbrance-release documentation in the forms attached hereto as Exhibit E to release all Encumbrances on the assets, properties and capital stock of the Company and its Subsidiaries, including, without limitation, the release of Encumbrances on the Company’s Intellectual Property recorded with any Governmental Entity.
          (e) Accuracy of Notices. Between the time of delivery of any notice required to be given to Parent pursuant to this Section 2.12 and the Closing, Parent and the Company shall cooperate to ensure the accuracy of such notices.
          SECTION 2.13 Intentionally Omitted.
          SECTION 2.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and Merger Sub, as the case may be, and otherwise to carry out the purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth on the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to each of Parent and Merger Sub set forth in this Article III. Any fact or item disclosed in any particular section of the Disclosure Schedule shall be deemed to have been disclosed with respect to another section of this Agreement only if it is apparent from the description of such fact or item that it applies to such other section in this Agreement.
          SECTION 3.1. Organization. The Company and each of its Subsidiaries is duly incorporated, validly existing and in good standing (where such concept has legal relevance) under the laws of the State of Delaware or the applicable jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such qualifications the absence of which would not result in a material liability of the Company or materially impair the ability of the Company to conduct its business. The Company has made available to Parent correct and complete copies of the Company Charter and Company Bylaws, and the governing documents of each of the Company’s Subsidiaries, as currently in effect. No order has been made, petition presented or meeting of stockholders or creditors convened for the winding up of the Company or any of its Subsidiaries and no actions have been taken in connection with any process whereby the business of the Company or any of its Subsidiaries is terminated and its assets distributed amongst its creditors and/or stockholders.
          SECTION 3.2. Subsidiaries. Other than as set forth in Section 3.2 of the Disclosure Schedule, the Company does not have any Subsidiaries and does not, directly or indirectly, own any interest in any other Person.
          SECTION 3.3. Authorization.
          The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Common Stock and Preferred Stock entitled to vote approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of holders of (i) two-thirds of the issued and outstanding Preferred Stock and (ii) a majority of the Common Stock and Preferred Stock (on an as converted to Common Stock basis). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          SECTION 3.4. Capitalization.
          (a) The Company’s authorized capital stock consists of 34,956,191 shares, of which:
          (i) 22,000,000 shares are designated as Common Stock, of which 3,827,402 shares are issued and outstanding;
          (ii) 2,000,000 shares are designated as Series A Preferred Stock, of which 2,000,000 shares are issued and outstanding; immediately prior to the Effective Time, the shares of Series A Preferred Stock that are outstanding as of the date hereof would be convertible into 2,000,000 shares of Common Stock;
          (iii) 4,649,000 shares are designated as Series B Preferred Stock, of which 4,649,000 are issued and outstanding; immediately prior to the Effective Time, the shares of Series B Preferred Stock that are outstanding as of the date hereof would be convertible into 4,649,000 shares of Common Stock;
          (iv) 929,800 shares are designated as Series B1 Preferred Stock, of which 929,800 are issued and outstanding; immediately prior to the Effective Time, the shares of Series B1 Preferred Stock that are outstanding as of the date hereof would be convertible into 929,800 shares of Common Stock; and
          (v) 5,377,391 shares are designated as Series C Preferred Stock, of which 4,963,746 are issued and outstanding; immediately prior to the Effective Time, the shares of Series C Preferred Stock that are outstanding as of the date hereof would be convertible into 4,963,746 shares of Common Stock.
Section 3.4(a) of the Disclosure Schedule sets forth a complete and accurate list of all holders of record of the issued and outstanding capital stock of the Company. All of the equity interests owned by the Company of each of its Subsidiaries are free and clear of all Encumbrances, except as set forth on Section 3.4(a) of the Disclosure Schedule. Section 3.4(a) of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries the total authorized capital stock, the number of issued and outstanding shares of capital stock, share capital or other equity interests and the record ownership by the Company and all other holders thereof.
          (b) There are (i) Warrants outstanding to purchase an aggregate of 60,000 shares of Common Stock and (ii) Options outstanding to purchase an aggregate of 3,734,125 shares of Common Stock. There are no Warrants or Options outstanding to purchase Preferred Stock. The holders of the Warrants and Options, including the number of Options or Warrants held by each holder, the grant dates of each Option and Warrant and the exercise prices and vesting schedule therefor, are set forth on Section 3.4(b) of the Disclosure Schedule.
          (c) All of the issued and outstanding shares of the Company’s capital stock and all of the issued and outstanding capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any Applicable Law or preemptive rights or comparable rights of any Person to acquire such shares or equity interests. None of the issued and outstanding shares of the Company’s capital stock are employment-related securities under Section 421B of the United Kingdom Income Tax (Earnings and Pensions) Act 2003.
          (d) Except as disclosed in this Section 3.4 or Section 3.4(d) of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, proxies, voting trusts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company or a Subsidiary of the Company to issue, sell, transfer, redeem, retire or otherwise acquire, dispose or vote any shares of capital stock or other equity securities of the Company or such Subsidiary. No stock appreciation rights, phantom stock, profit participation or other similar rights with respect to the Company, a Subsidiary of the Company or any capital stock of the Company or a Subsidiary of the Company are authorized or outstanding.
          (e) Except as disclosed in this Section 3.4 or Section 3.4(e) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by (x) any agreement or commitment pursuant to which the Company or such Subsidiary is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which stockholders of the Company or a Subsidiary of the Company may vote.
          (f) All of the Options were issued in compliance with Applicable Law, The Company has the right, under the terms of each In-the-Money Warrant and Option, to cause, or the terms of such In-the-Money Warrant and Option mandate, the cancellation of all outstanding In-the-Money Warrants and Options at the Effective Time in exchange for the payments described in Sections 2.8(i) and (j), respectively, above. The Company has the right, under the terms of each Out-of-the-Money Warrant and Option, to cause, or the terms of such In-the-Money Warrant and Option mandate, the cancellation of all outstanding Out-of-the-Money Warrants and Options at the Effective Time without any conversion thereof or payment therefor in accordance with Sections 2.7(f) and (g), respectively, above.
          (g) The Merger Consideration Schedule accurately sets forth as of the date hereof, and the updated Merger Consideration Schedule delivered in accordance with Section 2.12(e) will accurately set forth as of the Closing Date, (i) the payments to be made by Parent with respect to the Preferred Stock, Common Stock, In-the-Money Options and In-the-Money Warrants in accordance with the terms hereof and (ii) all In-the-Money Options and In-the-Money Warrants.
          (h) All voting trusts, proxies, stockholders agreements, registration rights agreements or similar agreements relating in each case to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party are listed on Section 3.4(h) of the Disclosure Schedule and the parties to all such agreements have agreed that they shall either expire or terminate at or prior to Closing.
          SECTION 3.5. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the

Company or the organizational documents of any Subsidiary of the Company, (b) except as set forth in Section 3.5 of the Disclosure Schedule, require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or material modification) under any of the terms, conditions or provisions of any Contracts of the Company or any Subsidiary of the Company, (c) violate any Applicable Laws, or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company or a Subsidiary of the Company.
          SECTION 3.6. Government Consents and Approvals.
          (a) No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of the Company or a Subsidiary of the Company that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and compliance with Section 262 of the DGCL regarding dissenters’ rights.
          (b) Section 3.6(b) of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies, and applications therefore (collectively, “Grants”) from any Governmental Entity granted to the Company or any Subsidiary, including, without limitation, Approved Enterprise Status from the Israel Investment Center, a department of the Israeli Ministry of Industry, Trade and Labor. Neither the Company nor any Subsidiary has received any grants from the Israeli Office of the Chief Scientist (the “OCS”).
          (c) Parent has received true and accurate copies of all material documents evidencing Grants submitted by the Company or any Subsidiary of the Company and of all letters of approval, and supplements thereto, granted to the Company or any Subsidiary. The Company or any such Subsidiary, as appropriate, is in compliance, in all material respects, with the terms and conditions of their respective Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. The Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.
          SECTION 3.7. Financial Statements.
          (a) The Company has furnished Parent with copies of the following (collectively, the “Financial Statements”): (i) an audited consolidated balance sheet of the Company and its Subsidiaries and the related audited consolidated statements of operations, stockholders’ equity and cash flows (including any related notes thereto), as of and for the fiscal years ended December 31, 2005, 2004 and 2003, together with the reports thereon of (x) Kost Forer Gabbay & Kasierer - Ernst & Young LLP, independent certified public accountants to the Company, with respect to the fiscal years ended December 31, 2005 and 2004 and (y) Somekh Chaikin KPMG, independent certified public accountants to the Company, with respect to the fiscal year ended December 31, 2003 (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet, the related unaudited consolidated statement of income and the related unaudited consolidated statement of cash flows as of and for the period ended June 30,

2006 (the “Reviewed Interim Financial Statements”) and (iii) the unaudited consolidated balance sheet, the related unaudited consolidated statement of income and the related unaudited consolidated statement of cash flows as of and for the period ended September 30, 2006 (the “Latest Interim Financial Statements,” and together with the “Reviewed Interim Financial Statements, the “Interim Financial Statements”). The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005 is referred to herein as the “Reference Balance Sheet” and the date thereof is referred to herein as the “Reference Balance Sheet Date.” The Financial Statements are attached to Section 3.7(a) of the Disclosure Schedule.
          (b) The Financial Statements are correct and complete in all material respects, have been prepared in accordance with the books and records of the Company and its Subsidiaries and fairly present, in all material respects, the consolidated financial position and results of operations and the changes in stockholders’ equity of the Company and its Subsidiaries, as of the respective dates and for the respective periods presented in such Financial Statements. Except as set forth in Section 3.7(b) of the Disclosure Schedule, the Audited Financial Statements, including the notes thereto, and the Interim Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as disclosed therein). The Interim Financial Statements reflect expense incurred for share-based compensation in accordance with Financial Accounting Standards Board Statement No. 123R “Share Based Payment” (“FAS 123R”) and indicate whether the Company has adopted FAS 123R using the modified prospective or modified retrospective application, as described in FAS 123R. The Company’s independent auditors have performed the procedures specified by the Public Company Accounting Oversight Board for a review of interim financial information as described in AU 722, Interim Financial Information, on the Reviewed Interim Financial Statements. No financial statements of any Person other than the Company and the Subsidiaries of the Company set forth on Section 3.2 of the Disclosure Schedule are required by GAAP to be included in the consolidated financial statements of the Company. The Company and its Subsidiaries maintain and will until the Closing maintain a standard system of accounting established and administered in accordance with GAAP, and have accounted for, and will until the Closing account for, the recognition of revenue relating to their products and services in accordance with GAAP.
          (c) Except as reflected or reserved against in the Financial Statements (which reserves have been established in accordance with GAAP), or disclosed in the footnotes thereto and except as set forth in Section 3.7(c) of the Disclosure Schedule, the Company and its Subsidiaries did not have any Liabilities at the Reference Balance Sheet Date, direct or indirect, other than any such Liabilities incurred in the Ordinary Course of Business since the Reference Balance Sheet Date that are not, individually or in the aggregate, material.
          (d) There are no significant deficiencies, including material weaknesses, in the design or operation of the internal controls of the Company or any of its Subsidiaries that could reasonably be expected to adversely affect their respective ability to record, process, summarize, and report financial data. The officers of the Company have identified for the Company’s auditors any material weaknesses in internal controls of the Company and its Subsidiaries and any fraud, whether or not material, that involves management or other employees who have a significant role in such internal controls.

          (e) The financial projections provided by the Company to Parent have been produced in good faith, it being understood by Parent that such projections are not a guarantee of any future performance of the Company.
          SECTION 3.8. Absence of Certain Changes. Since the Reference Balance Sheet Date, the Company and the Company’s Subsidiaries have conducted their business in the Ordinary Course and there has not been:
          (i) any change, condition, event or occurrence which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company;
          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, or any other payment to the Company’s stockholders in their capacity as such, or redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;
          (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or the equity interests of any of the Company’s Subsidiaries;
          (iv) other than as set forth in Section 3.8(iv) of the Disclosure Schedule, (A) any granting by the Company or a Subsidiary of the Company to any employee of any increase in compensation in excess of five percent (5%) of such employee’s prior compensation, except for increases in the Ordinary Course of Business, as required under Applicable Law or as required under employment agreements in effect as of the date hereof which are set forth on Section 3.10(a) or 3.17 of the Disclosure Schedule and have previously been provided or made available to Parent, (B) any granting by the Company or a Subsidiary of the Company to any employee of any increase in severance or termination pay in excess of five percent (5%) of such employee’s prior severance or termination pay, except as was required under Applicable Law or any employment, severance or termination agreements in effect as of the date hereof which are set forth on Section 3.10(a) or 3.17 of the Disclosure Schedule and have previously been provided or made available to Parent or (C) any entry by the Company or a Subsidiary of the Company into any employment, severance or termination agreement with any employee except in the Ordinary Course of Business;
          (v) any adoption, amendment or termination of any Employee Benefit Plan or Employee Retirement Plan by the Company or a Subsidiary of the Company;
          (vi) any material damage, destruction or loss to any property of the Company or any of its Subsidiaries, whether or not covered by insurance,
          (vii) any material change in accounting methods, principles or practices except as required by GAAP;

          (viii) any making or revocation of any Tax elections or any settlement or compromises of any federal, state, foreign or local Tax liability or any waivers or extensions of the statute of limitations in respect of such Taxes where the amount of such Taxes subject to such election, settlement, compromise or waiver or extension of the statute of limitations is greater than $50,000 individually or $100,000 in the aggregate;
          (ix) other than as set forth in Section 3.8(ix) of the Disclosure Schedule, any entry by the Company or a Subsidiary of the Company into any material transaction or Material Contract;
          (x) any failure to pay and discharge current liabilities in the Ordinary Course of Business, except where a liability is disputed in good faith by appropriate Legal Proceedings or other appropriate action;
          (xi) any making of loans that are outstanding as of the date hereof, advances or capital contributions to, or investments in, any Person (other than advances by the Company or a Subsidiary of the Company made to its employees in the Ordinary Course of Business) in excess of $100,000 in the aggregate to all such Persons;
          (xii) any payment of fees or expenses to any of the Company’s stockholders or, to the Company’s Knowledge, any Affiliate of any of such stockholders, except as required under any management agreement or other Contract in effect as of the date hereof which is set forth on Section 3.10(a) or 3.17 of the Disclosure Schedule and has previously been provided or made available to Parent;
          (xiii) the incurrence of an Encumbrance on any of assets of the Company or a Subsidiary of the Company with a value in excess of $50,000, except for any Encumbrance that is a Permitted Encumbrance;
          (xiv) other than as set forth in Section 3.8(xiv) of the Disclosure Schedule, the acquisition of any assets or sale, assignment, transfer, conveyance, lease or other disposition of any assets of the Company or a Subsidiary of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of (A) in the Ordinary Course of Business or (B) otherwise not in excess of $100,000 in the aggregate;
          (xv) other than as set forth in Section 3.8(xv) of the Disclosure Schedule, any creation, incurrence or assumption of any indebtedness for borrowed money;
          (xvi) any revaluing of any asset or investment on the books or records of the Company or a Subsidiary of the Company, including the write-down of the value of any such asset or investment, except for depreciation and amortization in the Ordinary Course of Business or pursuant to GAAP;
          (xvii) any commitment for any capital expenditure exceeding $50,000 individually or $100,000 in the aggregate to be made on or after the Closing Date;

          (xviii) any grant of any material license or sublicense of any rights under or with respect to any Intellectual Property, other than in the Ordinary Course of Business;
          (xix) other than as set forth in Section 3.8(xix) of the Disclosure Schedule, any institution or settlement of any legal proceeding;
          (xx) any expiration, cancellation or termination of any material insurance policy naming the Company or a Subsidiary of the Company as a beneficiary except if such insurance policy was replaced (with no gap in coverage) upon such expiration, cancellation or termination with another insurance policy with substantially similar coverage and upon substantially equivalent economic terms; or
          (xxi) any agreement to take any actions set forth in this Section 3.8.
          SECTION 3.9. Litigation. Except as disclosed in Section 3.9 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or a Subsidiary of the Company before any Governmental Entity, nor is there any judgment, decree, injunction or order of any Governmental Entity outstanding against the Company or a Subsidiary of the Company that has not been fully satisfied and discharged. For purposes of this Section 3.9, an audit, inquiry or investigation of a Governmental Entity shall not be considered “pending” against the Company or a Subsidiary of the Company unless notice of such audit, inquiry or investigation has been provided to the Company or a Subsidiary of the Company, or the existence of such audit, inquiry or investigation has been publicly disclosed.
          SECTION 3.10. Material Contracts.
          (a) Except for the Contracts disclosed on Section 3.10(a) of the Disclosure Schedule and Section 3.17(d) of the Disclosure Schedule (collectively, the “Material Contracts”), neither the Company nor any of its Subsidiaries is a party to or subject to:
          (i) any Contract providing for the lease of real property by the Company or a Subsidiary of the Company, whether the Company or a Subsidiary of the Company is the lessor, sublessor, lessee or sublessee, in each case requiring payments in any 12 month period, or portion thereof, of at least $100,000 or any options or rights of first refusal with respect to the acquisition of real estate by the Company or a Subsidiary of the Company;
          (ii) any Contract that involves continuing rights or obligations in excess of $50,000, which is not terminable by the Company or a Subsidiary of the Company on 60 or fewer days notice without penalty;
          (iii) any Contracts with employees, directors, agents or consultants (including severance or separation agreements) that are not terminable at will or are for the payment of amounts in excess of $100,000 per year;

          (iv) any bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee;
          (vi) any partnership, joint venture, joint development or other similar Contract;
          (vii) any Contract relating to Indebtedness of the Company or a Subsidiary of the Company;
          (viii) any license agreement granting to the Company or a Subsidiary of the Company the exclusive right to use or practice any rights under any Intellectual Property;
          (ix) any agreement granting the Company or a Subsidiary of the Company any right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company and the Subsidiaries of the Company and involves payment of amounts in excess of $25,000 other than any license agreements for COTS Software used generally in the operations of the Company and the Subsidiaries of the Company which involve license fees (per agreement) of no more than $25,000;
          (x) any agency, dealer, sales representative or other similar agreement;
          (xi) any agreement, contract or commitment that limits the freedom of the Company or a Subsidiary of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset of the Company or a Subsidiary of the Company or which would so limit the freedom of the Company or a Subsidiary of the Company after the Closing Date;
          (xii) any Contract which is or relates to an agreement with or for the benefit of any stockholder or any Affiliate of the Company;
          (xiii) any Contract pursuant to which any Person provides the Company or a Subsidiary of the Company with server hosting, Internet access, data networking services or any similar services and that involves payment of amounts in excess of $50,000;
          (xiv) any Contract that involves payment of amounts in excess of $25,000 in which any party thereto has indicated (whether orally or in writing) that it intends to terminate, seek to modify the terms and conditions of, or otherwise take action that would adversely impact the Company or a Subsidiary of the Company with respect to such Contract;
          (xv) any Contract that requires a consent to, or otherwise contains a provision relating to, a “change of control” of the Company or a Subsidiary of the

Company or that would prohibit or delay the consummation of the transactions contemplated by this Agreement;
          (xvi) any Government Contract; or
          (xvii) any agreement the primary purpose of which is to require the Company or a Subsidiary of the Company to indemnify any other party thereto.
          (b) The Company has delivered or made available to Parent true and complete copies of each of the Material Contracts, as amended to date. Each Material Contract is a legal, valid and binding agreement of the Company or a Subsidiary of the Company, as applicable. Except as set forth in Section 3.10(b) of the Disclosure Schedule, neither the Company nor a Subsidiary of the Company as applicable, (nor to the Knowledge of the Company, any other party thereto) is in default under any Material Contract, and the Company has not received written notice of cancellation of or default under any such Material Contract. Each Material Contract is in full force and effect, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or a Subsidiary of the Company that would entitle the other party to such Material Contract to terminate the same or declare a default or event of default thereunder; and neither the Company nor any Subsidiary of the Company is in receipt of any written claim of default under any Material Contract.
          SECTION 3.11. Real Property.
          (a) Neither the Company nor any of its Subsidiaries own any real property, and they have never owned any real property. Neither the Company nor any of its Subsidiaries (a) currently lease any real property other than the real property set forth on Section 3.11(b) of the Disclosure Schedule or (b) have in the past leased any real property in England or Wales other than the real property set forth on Section 3.11(a) of the Disclosure Schedule. The Company has no obligations of any nature under any lease of real property located in England or Wales other than under the leases set forth on Section 3.11(b) of the Disclosure Schedule.
          (b) Section 3.11 of the Disclosure Schedule sets forth a true and complete list of all real property and interests in real property leased by the Company or a Subsidiary of the Company (such leased real property, together with, to the extent leased by the Company or a Subsidiary of the Company, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems and equipment of the Company or a Subsidiary of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing are referred to herein collectively as the “Leased Real Property”). With respect to each Leased Real Property, Section 3.11(b) of the Disclosure Schedule sets forth (i) the street address of such parcel of Leased Real Property, (ii) the date of the lease or sublease agreement with respect to such parcel of Leased Real Property (as the same may have been amended or modified prior to the date hereof, collectively, the “Leases”), and (iii) a list of all amendments or modifications to such Leases. Except as set forth in Section 3.11(b) of the Disclosure Schedule, (i) the Company or one of its Subsidiaries has a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances and (ii) no other

Person is in, or actually or conditionally entitled to, possession, occupation, use or control of any Leased Real Property.
          (c) To the Knowledge of the Company, (i) no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed and (ii) there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws, which, in the case of the matters described in clauses (i) or (ii), could materially adversely affect the use or operation of Leased Real Property.
          (d) To the Knowledge of the Company, (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property for the purposes for which it is currently being used and (ii) there are no latent defects or adverse physical conditions affecting any Leased Real Property or the improvements thereon. All plants, warehouses, distribution centers, structures and other buildings of the Company and each of its Subsidiaries are adequately maintained consistent with the standards generally followed in the industry and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.
          (e) With respect to all Leased Real Property located in England or Wales:
          (i) the Company or one of its Subsidiaries has good and marketable title to such Leased Real Property which is, where required, registered at the Land Registry with title absolute free from any restriction, caution, notice or inhibition and all original deeds and documents necessary to prove such title are in the possession or under the control of the Company or one of its Subsidiaries;
          (ii) no tenancy of such Leased Real Property is being continued after the expiration date of the applicable lease pursuant to Part II of the Landlord and Tenant Act 1954 or otherwise and no notices have been served or received pursuant to such Act;
          (iii) the Company has provided to Parent true and complete copies of: (A) any Permits in respect of such Leased Real Property that authorize the current use of such property and (B) any Statutory Agreement affecting such Leased Real Property; and
          (iv) neither the Company nor any of its Subsidiaries is obligated to enter into any Statutory Agreement.
          SECTION 3.12. Personal Property.
          (a) The Company and each Subsidiary of the Company holds good and valid title to or a valid leasehold interest in all of their assets constituting personal property, including all of the personal property assets reflected on the Reference Balance Sheet or acquired in the Ordinary Course of Business since the Reference Balance Sheet Date, except as set forth on Section 3.12(a) of the Disclosure Schedule and except for those assets sold or otherwise disposed of for fair value since the Reference Balance Sheet Date in the Ordinary Course of Business or those held under leases that expired since the Reference Balance Sheet Date in the Ordinary

Course of Business. The personal property assets owned or leased by the Company and its Subsidiaries constitute all of the personal property necessary for the Company and its Subsidiaries to carry on their business as currently conducted. None of the personal property assets are subject to any Encumbrances, except Permitted Encumbrances.
          (b) The personal property of the Company and its Subsidiaries has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of personal property of the Company or a Subsidiary of the Company with a value in excess of $25,000 is in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased personal property of the Company or a Subsidiary of the Company with a value in excess of $25,000 is in the condition required of such property in all material respects by the terms of the lease applicable thereto.
          SECTION 3.13. Compliance with Laws; Permits.
          (a) Except as disclosed in Section 3.13(a) of the Disclosure Schedule, the conduct of business by the Company and its Subsidiaries since January 1, 2003 has not violated or breached and currently does not violate or breach (and no event has occurred which with notice or the lapse of time, or both, would constitute a violation or breach of) any Applicable Laws, except for violations and breaches which have not given and would not reasonably be expected to give rise to a material liability. Except as disclosed in Section 3.13(a) of the Disclosure Schedule, there are no unresolved notices of deficiency or charges of violation with respect to the matters covered by this Section 3.13(a) brought or, to the Knowledge of the Company, threatened or pending against the Company or a Subsidiary of the Company, which have given or would reasonably be expected to give rise to a material liability.
          (b) Except as disclosed in Section 3.13(b) of the Disclosure Schedule, the Company and its Subsidiaries have all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for them to own or lease and to operate their properties or otherwise to carry on their business as it is now being conducted (all such matters are hereinafter referred to collectively as “Permits”), except those the absence of which has not materially impaired and would not reasonably be expected to materially impair the ability of the Company or a Subsidiary of the Company to conduct its business as currently conducted. Neither the Company nor any Subsidiary of the Company has received any notice or claim pertaining to the failure to obtain any Permit, except for any such notice or claim regarding any such failure that has not given and would not reasonably be expected to give rise to a material liability. The Company and the Subsidiaries of the Company are, and have been, in compliance in all material respects with such Permits. The Company’s and its Subsidiaries’ rights to use and benefit from the Permits will not terminate, expire or be impaired as a result of the consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or a Subsidiary of the Company.
          (c) Other than as set forth in Section 3.13(c) of the Disclosure Schedule, the Company’s Israeli Subsidiary has made and filed all returns, particulars, resolutions and documents required by the Israeli Companies Law, 1999 or any other legislation to be filed with the Israeli Registrar of Companies or any other Israeli governmental or local authority.
          SECTION 3.14. Taxes.
          (a) Except as provided in Section 3.14(a) of the Disclosure Schedule, the Company and each of its Subsidiaries has filed or caused to be filed on a timely basis with the appropriate Taxing Authorities all federal and other material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries and all such Tax Returns are true, correct and complete in all material respects. Except as provided in Section 3.14(a) of the Disclosure Schedule, the Company and each of its Subsidiaries has paid or made adequate provision, in accordance with GAAP, on the financial statements of the Company for the payment of all Taxes (whether or not shown on such Tax Returns) owed by the Company or any of its Subsidiaries for each taxable period ending prior to the date hereof except for such Taxes, if any, as are being contested in good faith as set forth on Section 3.14(a) of the Disclosure Schedule. Except as provided in Section 3.14(a) of the Disclosure Schedule, neither the Company nor any Subsidiary will accrue a liability for Taxes after the end of each taxable period ending prior to the date hereof other than a liability for Taxes accrued in the Ordinary Course of Business or Taxes relating to the transaction contemplated by this Agreement.
          (b) Neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group,” within the meaning of Section 1504 of the Code (other than a group the common parent of which was the Company) or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes or (ii) has any liability for the Taxes of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
          (c) There are no liens for Taxes with respect to the assets of the Company or any of its Subsidiaries except for statutory liens for current Taxes not yet due and payable and no claims with respect to Taxes are being asserted by any Taxing Authority.
          (d) All deficiencies asserted with respect to the Company and its Subsidiaries as a result of any examinations by the IRS or any other Taxing Authority have been paid and fully settled and there are no unpaid tax deficiencies, determinations or assessments currently outstanding against the Company or any of its Subsidiaries. The Company and its Subsidiaries have made available to Parent complete and correct copies of all audit reports and statements of deficiencies in their possession or control with respect to any Tax assessed against or agreed to by the Company or any of its Subsidiaries, for the six most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company or any of its Subsidiaries.
          (e) None of the Tax Returns applicable to the Company or any of its Subsidiaries is currently being audited or examined or, to the knowledge of the Company, threatened to be audited or examined, by any Taxing Authority. For purposes of this Section 3.14(e), a Tax Return shall not be considered to be “currently being audited or examined” unless notice of such audit or examination has been provided to the Company or a Subsidiary of the Company, or the existence of such audit or examination has been publicly disclosed.

          (f) The Company and each of its Subsidiaries has withheld and paid over to the proper Taxing Authority all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
          (g) The Company and its Subsidiaries have at all times been resident for Tax purposes in their respective countries of incorporation and except as provided in Section 3.14(g) of the Disclosure Schedule, the Company and its Subsidiaries have not during the past six years paid and are not liable to pay Tax in any other jurisdiction. No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.
          (h) Neither the Company nor any of its Subsidiaries has taken any action that would require an adjustment, with respect to the Company, pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax Laws, by reason of a change in accounting method or otherwise.
          (i) No consents waiving or extending any applicable statutes of limitations for the Tax Returns of the Company or any of its Subsidiaries, or any Taxes required to be paid thereunder, have been filed.
          (j) The Company has delivered to Parent copies of the U.S. Federal Income Tax Returns of the Company and its Subsidiaries for the years ended since 1999; the Company has made available to Parent complete, current and correct copies of all state, local and foreign Tax Returns filed by the Company and each of its Subsidiaries for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement, and other than with respect to Taxes shown on such Tax Returns, the Company is not subject to any Tax imposed on net income in any jurisdiction or by any Taxing Authority in the case of any state for which the Company files on a consolidated, combined or unitary basis. The Company’s and its Subsidiaries’ tax basis in their assets for purposes of determining further amortization, depreciation and other federal income tax or foreign tax deductions is accurately reflected on the books and records of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ net operating losses or other Tax attributes are not currently subject to limitation under Code Sections 382, 383 or 384.
          (k) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar agreement. Neither the Company nor any of its Subsidiaries is a party to nor bound by any closing agreement, ruling, offer to compromise or other arrangement with any Taxing Authority.
          (l) None of the assets of the Company or any of its Subsidiaries (A) are property that is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (B) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code or (C) are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

          (m) Neither the Company nor any of its Subsidiaries has taken any action after December 31, 2004 that is not in accordance with past practices that could defer a liability for Taxes of the Company or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.
          (n) Any related party transactions subject to Section 482 of the Code conducted by the Company or any of its Subsidiaries have been on an arms-length basis in accordance with Section 482 of the Code or, to the extent applicable, Section 85A of the Ordinance.
          (o) Neither the Company nor any of its Subsidiaries has been or is a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code.
          (p) Neither the Company nor any of its Subsidiaries has been or is a party to a “reportable transaction” to which disclosure is required pursuant to Treasury Regulation Section 1.6011-4 or to a transaction that is substantially similar to a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2) or similar transaction in any other applicable jurisdiction.
          (q) Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.
          (r) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code or (iii) would give rise to an excise Tax under Section 409A of the Code.
          (s) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.
          (t) Neither the Company nor any of its Subsidiaries is or has been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (u) The Israeli Subsidiary has not received a final assessment for any of its tax years.
          (v) Neither the Company nor any of its Subsidiaries (other than the Company’s Subsidiary incorporated in Israel) (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance; or (ii) has or has had a “permanent establishment” (as defined in any applicable income tax treaty) in Israel.

          (w) The Company, its Subsidiaries and, to the Company’s Knowledge, its stockholders are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance that may be violated as a result of the consummation of this Agreement.
          (x) The Company is not, and has never been, resident in Israel, nor do its assets principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the tax laws of Israel.
          (y) All records which the Company and its Subsidiaries are required under Applicable Law to keep for Tax purposes (including, without limiting the generality of these representations, all documents and records likely to be needed to defend any challenge by any Governmental Entity to the transfer pricing of any transactions between the Company and its Subsidiaries) have been duly kept (in accordance with all applicable requirements) and are available for inspection at the premises of the Company or its Subsidiaries.
          (z) All agreements with and all other transactions made by the Company and its Subsidiaries with its shareholders, its affiliates or any other related person prior to the Closing Date have been made on arm’s length terms. No deemed profit distributions have been made by the Company and its Subsidiaries until the Closing Date.
          (aa) The Company and its Subsidiaries are registered if so required for the purpose of, and have complied in all material respects with, the Value Added Tax Act 1994 (or any similar provision of state, local or foreign law).
          (bb) All documents which are required to be stamped or in respect of which any form of Tax is due and which are in the possession of the Company or its Subsidiaries, or by virtue of which the Company or its Subsidiaries have any right, have been duly and sufficiently stamped or the Tax on such documents has been paid.
          SECTION 3.15. Intellectual Property.
          (a) Generally. Section 3.15(a) of the Disclosure Schedule sets forth an accurate and complete list of all registered Intellectual Property, all applications for registration of Intellectual Property, all material unregistered Trademarks owned by or licensed to the Company or any of its Subsidiaries, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), that is necessary to operate the business of the Company and its Subsidiaries as presently conducted. The technology disclosed by the provisional patent applications (the “Provisional Patent Applications”) listed in Section 3.15(a) of the Disclosure Schedule is not (i) necessary to operate the business of the Company and its Subsidiaries as presently conducted or (ii) used in or in connection with any of the products or services currently offered by the Company or its Subsidiaries. The Intellectual Property owned by, or licensed under the Inbound License Agreements to, the Company and its Subsidiaries constitute all the material Intellectual Property rights necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted, including, without limitation, all Intellectual Property rights currently used or held for use in connection with services provided to the customers identified on Section 3.25 of the Disclosure Schedule. No registered Intellectual Property of the Company or any of its Subsidiaries has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the registered Intellectual Property of the Company or any of its Subsidiaries. The registered Intellectual Property of the Company and its Subsidiaries is valid and subsisting and, to the Knowledge of the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the registered Intellectual Property of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Intellectual Property of the Company or any of its Subsidiaries.
          (b) The Company and its Subsidiaries own exclusively all right, title and interest to the Intellectual Property used by the Company and its Subsidiaries that is not licensed to them pursuant to a written license agreement (including electronic writing), free and clear of any Encumbrance except as set forth in Section 3.15(b) of the Disclosure Schedule, or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging their ownership of any of such Intellectual Property. The Company has received valid, effective and enforceable written assignments from each of the inventors of any invention claimed or disclosed in any of the pending patent applications set forth on Section 3.15(a) of the Disclosure Schedule, including, but not limited to, the Provisional Patent Applications, of all right, title and interest in the inventions disclosed or claimed by such applications. None of such Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or any of its Subsidiaries. The Company and its Subsidiaries have valid and enforceable licenses to use the Intellectual Property used by the Company and its Subsidiaries that is not owned by the Company and its Subsidiaries.
          (c) Trademarks.
          (i) Except as described in Section 3.15(c)(i) of the Disclosure Schedule, all Trademarks of the Company and its Subsidiaries are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the priority and enforceability of the Trademark in question.
          (ii) To the Knowledge of the Company, there has been no prior use of any Trademark by any third party that confers upon said third party superior rights in any such Trademark.
          (iii) All Trademarks of the Company and its Subsidiaries registered in the United States or any foreign jurisdiction, and for which applications to register have been filed in the United States or any foreign jurisdiction which are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively.
          (d) Patents. Section 3.15(d) of the Disclosure Schedule sets forth an accurate and complete list of all Patents in which the Company or any of its Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or any of its Subsidiaries (collectively the “Company Patents”), identifying for each of the Company Patents (i) the patent number and issue date (if issued) or application number and filing date (if not issued), (ii) its title, (iii) the named inventors and (iv) whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries. Except as set forth in Section 3.15(d) of the Disclosure Schedule, no Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Patents and there is no patent of a third party interfering with any Company Patent.
          (e) Copyrights. Except as may be set forth in Section 3.15(e) of the Disclosure Schedule:
          (i) The Company or one of its Subsidiaries is the owner of all right, title and interest in and to each of the Copyrights used by the Company and its Subsidiaries other than those as to which the rights being exercised by the Company and its Subsidiaries have been licensed from another Person (collectively, “Owned Copyrights”), free and clear of any and all Encumbrances, covenants, conditions and restrictions or to the Knowledge of the Company, other adverse claims or interests of any kind or nature, and neither the Company nor any of its Subsidiaries has received any notice or claim (whether written or oral) challenging their complete and exclusive ownership of the Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.
          (ii) Neither the Company nor any of its Subsidiaries has received any notice or claim (whether written or oral) challenging or questioning the validity or enforceability of any of the Owned Copyrights or indicating an intention on the part of any Person to bring a claim that any Owned Copyright is invalid, is unenforceable or has been misused and, to the Knowledge of the Company, no Owned Copyright otherwise has been challenged or threatened in any way.
          (iii) Neither the Company nor any of its Subsidiaries has taken any action or, to the Knowledge of the Company, failed to take any action (including a failure to disclose required information to the United States Copyright Office or other Governmental Entity in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Owned Copyrights.
          (iv) Neither the Company nor any of its Subsidiaries has granted to any Person any right, license or permission to exercise any rights under any of the Owned

Copyrights other than non-exclusive licenses of Software granted in the Ordinary Course of Business to customers.
          (v) To the Knowledge of the Company, no other Person has infringed or is infringing in any material respect any of the Owned Copyrights.
          (f) Trade Secrets. The Company and its Subsidiaries enforce a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company all rights to any Intellectual Property rights relating to the business of the Company and its Subsidiaries that are developed by any consultant or contractor, as applicable, for the Company or any of its Subsidiaries, or that are developed by an employee, and that, to the Company’s Knowledge, otherwise appropriately protect the Intellectual Property of the Company or any one of its Subsidiaries, and, except under confidentiality obligations, there has been no disclosure by the Company or any of its Subsidiaries of their material Trade Secrets, provided, however, that to the extent necessary to perfect the Company’s or its Subsidiaries’ rights in their Intellectual Property, all such assignments from consultants or contractors have been duly executed and filed with the United States Patent and Trademark Office or the United States Copyright Office and other appropriate Governmental Entities, and all such assignments from employees relating to inventions with respect to which the Company has filed patent applications have been filed with the United States Patent and Trademark Office and other appropriate Governmental Entities. The Company and its Subsidiaries have taken all reasonable steps to maintain the confidentiality of all information that constitutes or at the relevant time constituted a Trade Secret of the Company or any of its Subsidiaries. To the Knowledge of the Company, no employee, independent contractor or consultant of the Company or any of its Subsidiaries is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or is subject to any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or a Subsidiary of the Company or to promote the interests of the Company and its Subsidiaries or that would conflict with the business as presently conducted of the Company and its Subsidiaries. The carrying on of the business of the Company and its Subsidiaries by the employees, independent contractors and consultants of the Company and its Subsidiaries, and the conduct of their business as presently conducted, will not, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants or the Company or any of its Subsidiaries is now obligated.
          (g) License Agreements. Section 3.15(g)(1) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company or any of its Subsidiaries any right to use or practice any rights under any Intellectual Property other than COTS Software (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto, and an explanation of the Company’s or any Company Subsidiary’s use of the Intellectual Property that is the subject of such Inbound License Agreement (if any). Section 3.15(g)(2) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or its Subsidiaries grant licenses of Software or grant any rights under any Intellectual Property (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto. No loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or reasonably foreseeable. There is no outstanding or, to the Company’s Knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.
          (h) Protection of Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to protect their Intellectual Property.
          (i) No Infringement by the Company. The products or services used, manufactured, marketed, offered, sold or licensed by the Company and its Subsidiaries, and all technology, content, materials and other Intellectual Property used or otherwise commercially exploited by the Company or its Subsidiaries in the conduct of the business of the Company and its Subsidiaries as currently conducted, do not infringe upon, misappropriate, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. The Company has no actual knowledge of any prior art or other published description of technology that anticipates the technology disclosed by any of the Provisional Patent Applications or would render such technology obvious to one of ordinary skill in the relevant art that predates the filing date of the Provisional Patent Applications or would otherwise reasonably be expected to undermine the patentability of such technology.
          (j) No Pending or Threatened Infringement Claims. No litigation is now or, within the three years prior to the date of this Agreement, was pending and no notice or other claim in writing has been received by the Company or any of its Subsidiaries within one year prior to the date of this Agreement, (A) alleging that the Company or any of its Subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company or any of its Subsidiaries. No Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries is subject (with respect to the Intellectual Property licensed to the Company – only to the Knowledge of the Company) to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries or, in the case of Intellectual Property licensed by the Company or any of its Subsidiaries to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any person.
          (k) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company.
          (l) Assignment; Change of Control. Except as set forth in Section 3.15(l) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s or its Subsidiaries’ rights to own any of their Intellectual Property or rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.
          (m) Software. Section 3.15(m) of the Disclosure Schedule sets forth a complete and accurate list of all the Software used by the Company and its Subsidiaries (other than COTS Software), and specifically identifies the ownership of all such Software, along with, for software licensed to the Company or any of its Subsidiaries, the identity of the Licensor, and for Software developed for the Company or any of its Subsidiaries by any consultants or contractors, the identity of the developer or provider from whom such Software was obtained. With respect to the Software identified on Section 3.15(m) of the Disclosure Schedule as owned by the Company or its Subsidiaries, such Software was either (i) developed by employees of the Company or its Subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or a Subsidiary of the Company pursuant to written agreements; or (iii) otherwise acquired by the Company or its Subsidiaries from a third party. No Software identified on Section 3.15(m) of the Disclosure Schedule as owned by the Company or any Subsidiary of the Company contains any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company or any Subsidiary of the Company, except for such materials or development environments obtained by the Company or its Subsidiaries from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms.
          Except as disclosed in Section 3.15(m) of the Company Disclosure Schedule, no software products of the Company or any of its Subsidiaries contain any code that is owned by any third party, including any code that is licensed pursuant to the provisions of any “open source” license agreement, including without limitation GNU’s General Public License or Lesser/Library GPL, or any other license agreement that requires source code be distributed or made available in connection with the distribution of the licensed software in object code form or that limits the amount of fees that may be charged in connection with sublicensing or distributing such licensed software (each, an “Open Source License”). None of the software products of the Company or any Subsidiary of the Company, as a result of the intermingling or integration of code owned by the Company or any Subsidiary of the Company with any “open source” software licensed under any Open Source License is, in whole or in part, subject to the provisions of any Open Source License. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that all software used by the Company and its Subsidiaries is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any of the internal computer systems (including hardware, software, databases and embedded control systems) of the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to restrict unauthorized access to such systems.
          (n) Performance of Existing Software. Schedule 3.15(n) sets forth (i) a complete and accurate list, as of a date within 30 days prior to the date hereof, of the Company’s deployed releases of its software products and the customers utilizing each such release and (ii) a complete and accurate copy, as of a date within 30 days prior to the date hereof, of the

Company’s Product Patch and Release Plan. To the Company’s Knowledge, except as specified in Section 3.15(n) of the Disclosure Schedule, all software products marketed, distributed, licensed or sold by the Company or a Subsidiary of the Company, and all software provided by the Company to its customers or used by the Company or any of its Subsidiaries in connection with the performance of electronic clearinghouse services or other services, perform, in all material respects, free of material bugs, viruses or programming errors that adversely affect the functionality of such software products, including, without limitation, the functions described in any agreed specifications or end user documentation or other information provided to customers of the Company or its Subsidiaries on which such customers relied when licensing or otherwise acquiring such products, except for any failure with respect to the foregoing that do not provide the customers of the Company or its Subsidiaries with the right to return such software products to the Company or to sue the Company for damages. No such software products or software includes any such bugs, viruses or programming errors that would be reasonably expected to have a Material Adverse Effect.
          (o) Documentation. The Company and each of its Subsidiaries has taken all reasonable actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.
          (p) Disaster Recovery Plans. The Company and its Subsidiaries have in place commercially reasonable business continuity and disaster recovery plans, procedures and facilities in the event of natural or man-made disasters, including, without limitation, fire, severe weather, epidemics, power outages, terrorist or similar attacks and acts of war, which the Company believes are sufficient, and have provided to Parent true and correct copies of such plans and procedures, and information regarding such facilities, including, without limitation, proposed budgets for costs associated with implementation of such plans. The actions required to implement such plans and procedures do not violate any Applicable Law. The implementation of such plans and procedures is not reasonably expected to infringe, misappropriate or violate any Intellectual Property of any third party or result in the breach of any license or other agreement, including, without limitation, any agreement with any of the Company’s or its Subsidiaries’ customers.
          (q) Supplier Relationships. Section 3.15(q) of the Disclosure Schedule sets forth a complete and correct list of each Contract related to (i) the current or future development of Software for the Company or a Subsidiary of the Company; (ii) third party Software that is or may be incorporated into or used in the design, development, manufacture or production of the Company’s products or the products of the Company’s Subsidiaries; and (iii) any other Contract under which the Company or any of its Subsidiaries obtains material services or products for use in producing the Company’s or such Subsidiary’s finished products (collectively with (i) and (ii), the “Supply Contracts”). There are no delinquent fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding, in excess of $25,000, individually or in the aggregate, under such Supply Contracts. Each service site that requires qualification under the terms of a Supply Contract is qualified, and no unresolved differences involving a value in excess of $25,000, individually or in the aggregate, with respect to product or process specifications remains outstanding. All Supply Contracts are valid and enforceable in accordance with the terms thereof. Neither the Company nor any of its Subsidiaries has received any written or oral notice from the other party to any Supply Contract, or from any other supplier to the Company or one of its Subsidiaries, to the effect that such party will not accept purchase orders from the Company or one of its Subsidiaries on such terms, conditions and quantities consistent with past practices.
          SECTION 3.16. Compliance With Environmental Laws.
          (a) The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws, and to the extent of any prior noncompliance by the Company, any of its Subsidiaries or any of their predecessors in interest with Environmental Laws, such noncompliance has been fully resolved except where any failure to comply or failure to resolve noncompliance would not result in material liability to the Company or any of its Subsidiaries; the Company’s and its Subsidiaries’ compliance with Environmental Laws includes that they have obtained and are in compliance with all permits required under Environmental Law, and such permits are in full force and effect.
          (b) There have been no Releases of Hazardous Substances by the Company, any of its Subsidiaries or to the Company’s Knowledge by any Person, in, on, under, from or affecting any property currently or previously owned, leased or operated by the Company, any of its Subsidiaries or any of its predecessors in interest, or any surrounding site.
          (c) None of the Company, its Subsidiaries or any of their predecessors in interest has disposed of any Hazardous Substance in a manner that has led, or could reasonably be anticipated to lead to a Release, and, to the Company’s Knowledge, there have been no Releases of Hazardous Substances in, on, under, from or affecting any property to which the Company, any of its Subsidiaries or their predecessors in interest have sent waste for disposal.
          (d) Neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any order, settlement or decree relating to: (i) any violation of or liability under any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of or liability under Environmental Laws or (ii) the response to or Remediation of Hazardous Substances at or arising from any of the properties of the Company or any of its Subsidiaries.
          (e) The Company has delivered to Parent all environmental documents, studies and reports (including without limitation, Phase I and Phase II investigation reports) relating to: (i) any facilities or real property ever owned, operated or leased by the Company, any of its Subsidiaries or any of their predecessors in interest; or (ii) any environmental liability of the Company, any of its Subsidiaries or any of their predecessors in interest.
          SECTION 3.17 Employees; Labor Matters.
          (a) Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of the names, titles, functions, employment locations, dates of hire, annual salaries, notice entitlement (if applicable), severance and/or redundancy entitlements (indicating which such entitlements of employees in Israel are more generous than Applicable Law), target bonus and other compensation and/or remuneration and/or benefits of each employee of the Company and each of its Subsidiaries, as well as the effective date of the most recent salary increase for each such employee, if such effective date occurred in 2006. Except as set forth on Section 3.17(a) of the Disclosure Schedule, the Company and its Subsidiaries have not agreed, and are not obligated, to increase the compensation, including, without limitation, annual salary, bonus or benefits, of any employee of the Company or its Subsidiaries. No employee of the Company or any of its Subsidiaries has informed or indicated in writing to the Company or such Subsidiary that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.
          (b) Since the Reference Balance Sheet Date, there has been no material change in the number of employees of the Company and its Subsidiaries or in the terms and conditions of their employment or remuneration, except for regularly scheduled pay increases consistent with past practice or as otherwise stated in Section 3.8(iv) of the Disclosure Schedule. No current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries have asserted claims, nor is the Company aware of any basis for any potential claim that may be asserted, against the Company or any of its Subsidiaries for any non-statutory severance payments or similar termination compensation, other than (i) payments set forth on Section 3.17(b) of the Disclosure Schedule, all of which are to be made under the Contracts referred to in Section 3.17(d) of the Disclosure Schedule and (ii) claims for unemployment benefits under applicable state and local statutes. To the Company’s Knowledge, no events have occurred to cause the Company or any of its Subsidiaries to have a current obligation to make any payment to any current or former director, officer or employee by way of specific performance, damages or compensation for loss of office or employment or for unfair or wrongful dismissal, other than claims for unemployment benefits under applicable state and local statutes and claims under state workers’ compensation laws.
          (c) The Company and each of its Subsidiaries has complied, and is currently complying, in all material respects, with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, Applicable Laws relating to overtime, and the protection of the health and safety of employees. The Company and each of its Subsidiaries has withheld and reported to the applicable Governmental Entities (including the Israeli National Insurance Institute) all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees. There are no agreements or arrangements for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any employee or former employee or consultant of the Company or of any Subsidiary of the Company or for the benefit of the dependants of any such person in operation at the date hereof except as provided in the agreements delivered to the Parent pursuant to Section 3.17(d) hereto.
          (d) Section 3.17(d) of the Disclosure Schedule sets forth a complete and accurate list of all consulting and employment agreements (and a description of any oral agreements) between the Company or any of its Subsidiaries and any Person (whether or not an employee of the Company or a Subsidiary of the Company), including the dates of such agreements and the names of all persons party to such agreements. Parent has received true and complete copies of all employment and consultancy agreements and agreements between the Company or any Subsidiary of the Company and any current employee or consultant concerning Intellectual Property, or including confidentiality or non-competition obligations listed on Schedule 3.17(d). All (i) current and former employees of the Company or a Subsidiary and (ii) consultants of the Company or a Subsidiary who perform or have performed services with respect to, or who had or have access to, the Intellectual Property of the Company or a Subsidiary, entered into a confidentiality and invention assignment agreement identical (other than with respect to names and dates the agreements were entered into) to the forms of such agreements provided to Parent as part of Section 3.17(d) of the Disclosure Schedule; Section 3.17(d) of the Disclosure Schedule identifies all such former employees and consultants that provided services to the Company or any of its Subsidiaries on or after January 1, 2005, indicates (i) which form of confidentiality and invention assignment agreement such person entered into with the Company or a Subsidiary of the Company and the date thereof and (ii) indicates the non-competition obligations in favor of the Company or a Subsidiary of the Company to which such person agreed. Except as set forth in Section 3.17(a) and 3.17(d) of the Disclosure Schedule, each of the Company’s and its Subsidiaries’ employees are employed on an at-will basis and there are no agreements or undertakings by the Company or any of its Subsidiaries to pay any bonus or supplemental compensation to any consultant or employee.
          (e) There are no pending legal claims or proceedings except as set forth on Section 3.17(e) of the Disclosure Schedule, and to the knowledge of the Company, there are no, and there is no basis for, disputes, between the Company or any of its Subsidiaries and any current or former employee, director, consultant, officer or trade union pending or, to the Knowledge of Company, threatened.
          (f) Except as set forth in Section 3.17(f) of the Disclosure Schedule, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not (i) entitle any employee of the Company or any of its Subsidiaries to severance payment, employment compensation or any other form of payment, other than the consideration payable to the Equityholders, in their capacity as such, as described in this Agreement or (ii) accelerate the time of payment or vesting of, or increase the amount of, any other compensation due to any employee of the Company or any of its Subsidiaries (including, without limitation, any compensation that would be a “parachute payment” within the meaning of Section 280G of the Code).
          (g) Except as set forth in Section 3.17(g) of the Disclosure Schedule:
          (i) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group. There is no collective bargaining or similar agreement presently in force applicable to or with respect to employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has ever been or is currently a signatory to a collective bargaining or similar agreement with any trade union, labor organization or group. None of the Company or its Subsidiaries is a member of an employers’ organization. No expansion orders of the Israeli Ministry of Labor are applicable to the Company or its Subsidiaries other than such orders that are applicable to any employer of an employee in Israel or to all employers in the Company’s or its Subsidiaries’ sectors or industries. There are no customs or customary practices regarding employees that could be deemed to be binding on the Company or any Subsidiary.
          (ii) To the Company’s Knowledge, no collective representation election petition or application for certification of such representation has been filed by employees of the Company or any of its Subsidiaries or is pending with any entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company or any of its Subsidiaries has occurred, is in progress or is threatened.
          (iii) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other concerted action under the National Labor Relations Act involving the employees of the Company or any of its Subsidiaries has ever occurred, is in progress or, to the knowledge of the Company, has been threatened.
          (iv) There are no outstanding loans or advances from the Company or any of its Subsidiaries to employees or stockholders of the Company or any of its Subsidiaries, including loans or advances made for the purpose of allowing a stockholder to purchase shares of Common Stock.
          (h) The Company and each of its Subsidiaries has at all times maintained and currently maintains adequate insurance as and if required by Applicable Law with respect to workers’ compensation claims and unemployment benefits claims. There are no pending or, to the knowledge of the Company, threatened claims or actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy.
          (i) All individuals who are or were performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified by the Company or its applicable Subsidiary as either “independent contractors” or “employees,” as the case may be.
          (j) The severance pay, study fund, pension funds, managers insurance policies and accrued vacation days due to any employees of the Company or of any Subsidiary are fully funded except as set forth in the Interim Financial Statements in accordance with GAAP and in Section 3.17(j) of the Disclosure Schedule, which section discloses any underfunded amount. To the Company’s Knowledge, no circumstance exists whereby any employee might demand (whether legally entitled to or not) any claim for compensation on termination of employment beyond the statutory severance pay to which such any such employee is entitled, other than pursuant to the agreements set forth on Section 3.17(d) of the Disclosure Schedule and the customary practice of the Company and its Subsidiaries described in Section 3.17(j) of the Disclosure Schedule.
          SECTION 3.18 ERISA.
          (a) Section 3.18(a) of the Disclosure Schedule contains a complete list of all Company Benefit Plans sponsored or maintained by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability (contingent or direct). The Company and its Subsidiaries have made available to Parent (i) accurate and complete copies of all Company Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Company Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Company Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Company Benefit Plans (for which annual reports are required) prepared within the last two years.
          (b) All Company Benefit Plans of the Company and its Subsidiaries conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in compliance in all material respects with, the requirements of ERISA, the Code and all other Applicable Laws, as applicable. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Company Benefit Plans, if applicable, have been timely filed or delivered. There have not been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Company Benefit Plans, that could subject the Company, any of its Subsidiaries or any of their employees to any material penalty or tax imposed under the Code or ERISA.
          (c) Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, neither the Company nor any of its Subsidiaries has any reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that could affect adversely such qualification or exemption.
          (d) Neither the Company nor any of its Subsidiaries sponsors or has any liability with respect to any defined benefit plan subject to Title IV of ERISA, nor do they have a current or contingent obligation with respect to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Company Benefit Plans. For purposes of this Section 3.18(d), the term “Company” shall include any ERISA Affiliate.
          (e) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any Company Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Company Benefit Plans, alleging any breach of fiduciary duty on the part of the Company, any of its Subsidiaries or any of their officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments, nor is there, to the Knowledge of the Company, any basis for such a claim. The Company Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the IRS, the Department of Labor or the PBGC.

          (f) The Company and each of its Subsidiaries has timely made all required contributions under the Company Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.
          (g) With respect to any Company Benefit Plan that is an Employee Welfare Plan, (i) each Employee Welfare Plan for which contributions are claimed by the Company or any of its Subsidiaries as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to an Employee Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Company Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied in all material respects, with the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Employee Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Company Benefit Plan provides any health, life or other welfare coverage to employees of the Company or any of its Subsidiaries beyond termination of their employment with the Company or any of its Subsidiaries by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA or under the continuation of coverage provisions of the laws of any state or locality.
          (h) Other than (i) the Scottish Life Group Personal Pension Scheme identified in Sections 3.18(a) and 3.18(h) of the Disclosure Schedule (the “Pension Scheme”) and (ii) benefits granted under Managers’ Insurance Scheme to employees in Israel as described in Section 3.17 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries nor any of their predecessors has ever sponsored, designated, participated in or contributed to any arrangement (whether or not closed, funded or approved) for providing pension or other benefits on, or in anticipation of, the retirement, death or disability of any current or former director or employee (together, “Relevant Employees”), nor has it agreed or announced any proposal to enter into or establish any such arrangement. Section 3.18(h) of the Disclosure Schedule includes an accurate and complete description of all particulars of the Pension Scheme (including contingent benefits) provided, or to be provided, to Relevant Employees under the Pension Scheme and the Company’s and its Subsidiaries obligations in relation to them. No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Relevant Employee about the continuation of the Pension Scheme or any alteration to or exception from its terms or the increase or improvement of benefits or the exercise of any discretion. The Company, its Subsidiaries and their predecessors have complied with their lawful and regulatory obligations and other commitments in respect of the Pension Scheme. There are no civil, criminal, arbitration, administrative or other proceedings or disputes (which includes, without limitation, matters referred to OPRA, the Pensions Regulator, OPAS or the Pensions Ombudsman which remain unresolved) by or against the Company, its Subsidiaries and/or their predecessors or against the trustees, managers or administrators of the Pension Scheme and none are pending or threatened. There are no matters which might give rise to a proceeding or dispute of that type.

          SECTION 3.19. Insurance. Section 3.19 of the Disclosure Schedule contains a complete and accurate list of all insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries. There are no pending claims by the Company or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies prior to the date hereof have been paid and the Company and each of its Subsidiaries is otherwise in full compliance with the terms and conditions of all such policies, each of which remains in full force and effect.
          SECTION 3.20. Government Contracts. Neither the Company nor any of its Subsidiaries is or has been a party to any Government Contract.
          SECTION 3.21. Bank Accounts. Section 3.21 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) with respect to each such account, safe deposit box and relationship, account number and the names of the respective officers, employees, agents or other similar representatives of the Company and each of its Subsidiaries having signatory power with respect thereto.
          SECTION 3.22. Company Transaction Expenses. Set forth in Section 3.22 of the Disclosure Schedule is a list of the consultants, financial advisors, attorneys, accountants and other similar agents and representatives retained by the Company or its Affiliates that are providing services in connection with the transactions contemplated by this Agreement, the fees, costs and expenses of which (to the extent unpaid immediately prior to the Effective Time) will constitute Company Transaction Expenses.
          SECTION 3.23. Ethical Practices. None of the Company or any of its Subsidiaries nor any of their directors, officers, employees or representatives has, directly or indirectly, (i) used funds or other assets of the Company or its Subsidiaries, or made any promise or undertaking in such regard, for any illegal payments, contributions, gifts, entertainment or other unlawful expenses to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment. There have been no false or fictitious entries made in the books or records of the Company or its Subsidiaries relating to any such illegal payment or secret or unrecorded fund.
          SECTION 3.24. Affiliate Transactions. Except as set forth in Section 3.24 of the Disclosure Schedule:
          (i) there are no Contracts, liabilities or obligations between the Company or any of its Subsidiaries and any Affiliate of the Company other than the agreements listed in Section 3.17(d) of the Disclosure Schedule; and

          (ii) no officer or director of the Company or of any of its Subsidiaries, nor any Affiliate of the Company, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor or lessee of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of less than 5% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.24.
          SECTION 3.25. Customers. Section 3.25 of the Disclosure Schedule sets forth the top 15 customers of the Company and its Subsidiaries (in terms of the dollar value) during the six-month period ended June 30, 2006. No such customer listed in Section 3.25 of the Disclosure Schedule has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice that any such customer intends to or anticipates canceling or otherwise materially and adversely modifying its relationship (including, without limitation, by seeking to renegotiate existing contractual terms) with the Company or any of its Subsidiaries or limit its purchases from the Company or any of its Subsidiaries. During 2005 and 2006, the Company and its Subsidiaries have complied in all material respects with the delivery schedule or agreed-upon equivalent for all deliverables required under Contracts with the customers set forth on Section 3.25 of the Disclosure Schedule.
          SECTION 3.26. Accounts Receivable and Payable.
          (a) All of the accounts and notes receivable of the Company and its Subsidiaries set forth on Section 3.26(a) of the Disclosure Schedule: (i) represent sales actually made or transactions actually effected in the Ordinary Course of Business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions, (ii) constitute valid claims and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset, it being understood by Parent that the representation in this clause (iii) is not a guarantee that such accounts and notes receivable will actually be collected by the Company. Section 3.26(a) of the Disclosure Schedule contains a true, correct and complete list of the outstanding accounts and notes receivable of the Company and its Subsidiaries as of October 31, 2006 broken out with respect to the aging of such accounts and notes receivable in terms of (i) less than 30 days past due; (ii) between 30 and 60 days past due; (iii) between 60 and 90 days past due; and (iv) over 90 days past due.
          (b) The accounts payable of the Company and its Subsidiaries set forth on Section 3.26(b) of the Disclosure Schedule arose from bona fide transactions with unaffiliated third parties in the Ordinary Course of Business. Section 3.26(b) of the Disclosure Schedule contains a true, correct and complete list of the outstanding accounts payable of the Company and its Subsidiaries as of October 31, 2006 broken out with respect to the aging of such accounts payable in terms of (i) less than 30 days past due; (ii) between 30 and 60 days past due; (iii) between 60 and 90 days past due; and (iv) over 90 days past due.

          SECTION 3.27. Books and Records. The minute books and other similar records of the Company and its Subsidiaries contain true and complete records of all actions taken at any meetings of their respective stockholders, Boards of Directors or similar bodies or any committee thereof and all written consents executed in lieu of the holding of any such meetings. A complete copy of such minute books and other similar records, if any, has been provided to Parent. The share register and share transfer records of the Company and each of its Subsidiaries are true, accurate and complete, and complete and accurate copies thereof have been delivered by the Company to Parent.
          SECTION 3.28. Telecom Service Providers. Neither the Company nor any of its Subsidiaries is a Telecom Service Provider or has any equity interest in a Telecom Service Provider. None of the Company’s officers or employees or the officers and directors of a Subsidiary of the Company are officers, directors or holders of a greater than 5% equity interest in a Telecom Service Provider.
          SECTION 3.29. Brokers. None of the Company, Parent or the Surviving Corporation will be responsible for the payment of any broker, finder or investment banker fee or commission to any agent, broker, person or firm in connection with the transactions contemplated by this Agreement based upon commitments or arrangements made by or on behalf of the Company or its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          SECTION 4.1. Organization. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except for such qualifications the absence of which would not result in a material liability of Parent or materially impair the ability of Parent to conduct its business. Parent has made available to the Company correct and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Parent and Merger Sub.
          SECTION 4.2. Authorization. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The respective boards of directors of Parent and Merger Sub, have duly approved this Agreement and the transactions contemplated hereby, including the Merger. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval of Parent as the sole stockholder of the issued and outstanding common stock of Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          SECTION 4.3. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contracts of Parent or Merger Sub, or (c) subject to the approvals, filings and consents referred to in Section 4.4 of the Disclosure Schedule, violate any Applicable Laws.
          SECTION 4.4. Government Consents and Approvals. Except as set forth in Section 4.4 of the Disclosure Schedule, no consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Parent or Merger Sub that has not been obtained or made is required in connection with the execution or delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
          SECTION 4.5. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.
          SECTION 4.6. Brokers. Neither Parent nor Merger Sub will be responsible for the payment of any broker, finder or investment banker fee or commission to any agent, broker, person or firm in connection with the transactions contemplated by this Agreement based upon commitments or arrangements made by or on behalf of Parent or Merger Sub.
          SECTION 4.7. Financing. Parent has, or shall have at the Closing, sufficient funds to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS
          SECTION 5.1. Conduct of Business of the Company. During the period from the date of this Agreement through the Effective Time, the Company and its Subsidiaries shall carry on their business in the Ordinary Course as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Disclosure Schedule (with specific reference to the applicable subsection below), prior to the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent, which shall not be unreasonably withheld:
          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock or equity interests, or otherwise make any payments to its stockholders or equityholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or equity interests or any rights, warrants or options to acquire any such shares or other securities;
          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Common Stock upon the exercise of Options or Warrants outstanding on the date of this Agreement in accordance with their current terms;
          (c) amend its certificate of incorporation, bylaws or other governing or constitutional documents, or alter through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure;
          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the Ordinary Course of Business;
          (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than in the Ordinary Course of Business, or impose any Encumbrances on any of its assets, other than Permitted Encumbrances;

          (f) incur any Indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person (other than advances to employees in the Ordinary Course of Business);
          (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence, or any of the rights or franchises or any material license, permit or authorization under which the business operates to be suspended, lapsed or revoked;
          (h) enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Benefit Plan, employment, or any consulting agreement other than employment or consulting agreements entered into in the Ordinary Course of Business consistent with the Company’s current recruitment plans that do not involve projected annual payments in excess of $100,000;
          (i) hire additional employees, officers, consultants or other independent contractors receiving compensation in excess of $75,000 per year, lease or otherwise provide an automobile for use by an employee (except for the leases set forth on Section 5.1(i)(A) of the Disclosure Schedule), increase the compensation payable or to become payable to its directors, officers or employees (except for increases in compensation in the Ordinary Course in salaries or wages of employees who are not officers), or grant any severance or termination pay to (other than as required pursuant to agreements set forth on Section 5.1(i)(B) of the Disclosure Schedule), or enter into any employment or severance agreement with, any director or officer, or establish, adopt, enter into, or, except as may be required to comply with Applicable Law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
          (j) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any Applicable Law;
          (k) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);
          (l) prepare or file any Tax Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
          (m) fail to file in a timely manner any Tax Returns that become due or fail to pay any Taxes that become due;

          (o) make or rescind any express or deemed election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;
          (p) commence any litigation or proceeding with respect to any material Tax liability or refund or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;
          (q) except as sales and purchases in the Ordinary Course of Business and the hiring of employees, officers or consultants in the Ordinary Course of Business as permitted in subsection (i) above, enter into, renew, terminate or amend any Material Contract; or purchase or lease any real property;
          (r) create or form any Subsidiary or make any other investment in another Person;
          (s) make or authorize any new capital expenditure or expenditures that individually is in excess of $25,000 or in the aggregate are in excess of $100,000;
          (t) sell or license to any third party any of its Intellectual Property other than non-exclusive licenses in the Ordinary Course of Business;
          (u) allow any insurance policy relating to its business to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;
          (v) enter into any contract, agreement, commitment or arrangement with any Affiliate; or
          (w) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
          All requests for consents hereunder shall be directed to John Spirtos, or such other Person designated by Parent. Parent shall consider each request for consent hereunder promptly following receipt. Parent shall be deemed to have consented to a request made by the Company under this Section 5.1 if Parent fails to respond to a request for consent within five Business Days after Parent’s receipt thereof.
          SECTION 5.2. Approval of Stockholders. Prior to the Closing Date and within five Business Days of the date hereof, the Company shall deliver, in accordance with the DGCL and the Company Charter and Company Bylaws, to all holders of Preferred Stock and Common Stock that did not execute a written consent approving and adopting this Agreement and the transactions contemplated hereby, the notices required by Sections 228(e) and 262(d)(2) of the DGCL and an information statement including disclosure required by the DGCL in connection therewith in a form reasonably satisfactory to Parent. The Company shall use its reasonable efforts to obtain a written consent in the form attached hereto as Exhibit F (a) waiving the right to appraisal under applicable provisions of the DGCL, (b) approving a schedule identical to the Merger Consideration Schedule setting forth the estimated payments to be made by Parent with respect to the Preferred Stock, Common Stock, In-the-Money Options and In-the-Money Warrants in accordance with the terms hereof and (c) appointing the Holder Representatives, from each of its stockholders that has not already approved and adopted this Agreement and the transactions contemplated hereby, provided, that the fact that the Company does not obtain the foregoing from any particular stockholder shall not, by itself, be deemed to be a breach of this Section 5.2.
          SECTION 5.3. Access to Information. Between the date of this Agreement and the Effective Time, the Company shall afford Parent and its authorized representatives (including its accountants, financing sources (if any) and legal counsel) reasonable access during normal business hours to the properties, personnel and books and records of the Company and its Subsidiaries and shall furnish to Parent (i) monthly financial statements in the form currently produced for management review and (ii) all other information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request. Without limitation of the foregoing, the Company shall provide to Parent promptly after the date hereof copies of all patent applications listed in Section 3.15(a) of the Disclosure Schedule including the Provisional Patent Applications. Parent agrees on its own behalf and on behalf of its Affiliates and authorized representatives (including its accountants, financing sources (if any) and legal counsel) that any information furnished pursuant to this Section 5.3 will be subject to the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
          SECTION 5.4. Exclusivity. Between the date hereof and the earlier of the termination of this Agreement and the Closing Date, the Company will not (nor will the Company permit any of its officers, directors, employees, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and Merger Sub: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any of its Subsidiaries or any material part of its or any of its Subsidiaries’ (tangible or intangible) assets; (ii) provide information with respect to it or its Subsidiaries to any Person, other than Parent and Merger Sub, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any of its Subsidiaries or any material part of its or any of its Subsidiaries’ (tangible or intangible) assets; or (iii) enter into any agreement with any Person providing for the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any of its Subsidiaries or any material part of its or any of its Subsidiaries (tangible or intangible) assets. In the event the Company receives any communication from a third party expressing an interest in such a transaction, the Company will immediately notify Parent and provide Parent with a copy of any written communications and a detailed summary of any oral communications.

          SECTION 5.5. Cooperation.
          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of any filings or notifications that must be made under the DGCL or other Applicable Law to any Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement; and (iii) execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.
          (b) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other foreign, federal or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.
          (c) Notwithstanding any provision of this Agreement or otherwise, in connection with the compliance by the parties hereto with any Applicable Law (including the merger notification laws or regulations of any foreign Governmental Entity) and obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be required, or be construed to be required, to proffer to, or agree to: (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses; (ii) enter into any agreement or be bound by any obligation that, in Parent’s good faith judgment, would likely have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement; or (iii) take any other action that, in Parent’s good faith judgment, would be adverse to Parent.
          SECTION 5.6. Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any oral or written public statements with respect to such transactions without prior approval of the other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. Parent will file a Current Report on Form 8-K following the execution of this Agreement announcing the execution of this Agreement. The parties will cooperate in the preparation and delivery of any internal or external communications.
          SECTION 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (b) any failure of the Company to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to Parent.
          SECTION 5.8. Company Transaction Expenses. The Company shall notify Parent in the event that between the date hereof and the Closing Date the Company retains any Person whose fees and expenses would be required to be disclosed pursuant to Section 3.22 if such Person had been retained as of the date hereof. As long as the fees and expenses payable to such Person are included in Company Transaction Expenses, and the retention of such Person does not breach Section 5.1 or any other provision of this Agreement, the retention of such Person shall be at the Company’s sole discretion. The Company shall deliver to Parent at Closing final invoices from the entities listed in Section 5.8 of the Disclosure Schedule with respect to all amounts incurred through the Closing.
          SECTION 5.9. Termination of Certain Agreements. Prior to the Effective Time, the Company shall deliver written confirmation in form reasonably satisfactory to Parent that the agreements set forth in Section 5.9 of the Disclosure Schedule shall be terminated as of the Effective Time.
          SECTION 5.10. Payoff Letters. On the day immediately prior to the Closing Date, the Company shall obtain from the holders of all Indebtedness that is to be repaid pursuant to Section 2.12(f) payoff letters in the forms attached hereto as Exhibit D.
          SECTION 5.11. Employee Matters.
          (a) Each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Closing (an “Employee”) shall continue as an employee of the Company or applicable Subsidiary immediately after the Closing. For purposes of this Section 5.11(a), the term Employee shall include an individual who on the Closing Date is on a medical or disability leave of absence or any other approved leave of absence from the Company. Nothing contained in this Section 5.11(a) shall limit the right of Parent or any of its Affiliates to terminate or suspend the employment of any Employee after the Closing or to discontinue or modify the benefits provided to any such Employee.
          (b) The Company’s Board of Directors shall adopt, prior to the Closing Date, resolutions to terminate its 401(k) plan effective as of the day prior to the Closing Date and shall provide Parent copies of such resolutions. Parent agrees that U.S. Employees who are eligible to participate in Parent’s 401(k) plan in accordance with the terms thereof shall be given the opportunity to participate in such plan.
          (c) Immediately following the execution of this Agreement, the Company or its Israeli Subsidiary, will submit a request in a form reasonably acceptable to Parent for a ruling from the Israeli Tax Authority to the effect that: (a) the Option Payoff Amounts hereunder and any payments made with respect to Common Stock subject to Section 102 shall be considered under Section 102 to be income subject to the “capital gains route;” (b) the cancellation of the Unvested, In-the-Money Options and the payment of the Option Payoff Amount to the Escrow Agent will not constitute a breach of Section 102; and (c) a tax continuity will apply in respect of the Option Payoff Amount to be paid in respect of both Vested and Unvested, In-the-Money Options. Following the execution of this Agreement, the Company, the Holder Representatives and their advisors, and Parent and, following the Closing, the Surviving Corporation. shall cooperate in obtaining a final ruling from the Israeli Tax Authority.
          SECTION 5.12. Indemnification of Officers and Directors. For a period of six years following the Closing, Parent will cause the Company and its Subsidiaries to, and the Company and its Subsidiaries will, continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing, whether asserted or claimed prior to, on or after the Closing, to the fullest extent that the Company would have been permitted under the DGCL or other Applicable Law, the Company Charter and Company Bylaws and organizational or constitutional documents of the Company’s Subsidiaries, as applicable, in effect on the date hereof and in accordance with indemnification agreements set forth on Section 5.12 of the Disclosure Schedule between the Company and its Subsidiaries and their current and former directors and officers in effect on the date hereof, to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under Applicable Law). Parent shall not, and shall cause the Surviving Corporation not to, amend the Company Charter, Company By-Laws or applicable organizational documents of the Company’s Subsidiaries in a manner that would prevent the Surviving Corporation or its Subsidiaries from performing their obligations under this Section 5.12. The Company will, with Parent’s prior written consent, such consent not to be unreasonably withheld, purchase a six (6) year extended reporting period endorsement (“reporting tail coverage”) under the Company’s existing directors’ and officers’ liability insurance policy, or a substantially similar policy, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. In the event that the Surviving Corporation or its Subsidiaries, or their respective successors or assigns (with respect to substantially all of the assets of the Surviving Corporation or a Subsidiary) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then proper provision shall be made so that the successors and assigns (with respect to substantially all of the assets of the Surviving Corporation or a Subsidiary) of the Surviving Corporation or a Subsidiary shall succeed to the obligations set forth in this Section 5.12.

          SECTION 5.13. Taxes.
          (a) Subsequent to the Closing Date, the Equityholders shall indemnify and hold harmless Parent and its Affiliates from and against (i) any Taxes of the Company or a Subsidiary of the Company for any taxable year or taxable period that ends on or before the Closing Date, (ii) any Taxes of the Company or a Subsidiary for any taxable year or taxable period that commences before and ends after the Closing Date (“Straddle Period”) which are allocable to the portion of such Straddle Period deemed to end on the Closing Date (as determined pursuant to Section 5.13(b)) (“Pre-Closing Taxes”), (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation and (iv) all Taxes incurred in connection with the conversion of the Preferred Stock, Common Stock, Options and Warrants by virtue of the transactions contemplated by the Merger Agreement, including, without limitation, all Taxes incurred by Parent, the Company or the Surviving Corporation as a result of the Merger. The indemnity obligations of this Section 5.13 shall also include, in addition to the Taxes set forth in clauses (i) through (iv) of the first sentence of this Section 5.13(a), all Losses incurred by Parent and its Affiliates in connection therewith, including, without limitation, any related Losses incurred as a result of noncompliance with withholding obligations under Applicable Law with respect to payment of the merger consideration.
          (b) The Equityholders’ obligations under this Section 5.13 shall be several and not joint. Notwithstanding anything herein to the contrary, the liability for indemnification of claims under Section 5.13(a)(iv) that relate only to a particular Equityholder shall be borne only by such Equityholder. If Parent or its Affiliates satisfy indemnification claims under Section 5.13(a)(iv) that relate only to a particular Equityholder from the Indemnity Escrow Fund before proceeding against the applicable Equityholder, the liability for indemnification of any portion of such claims that can be satisfied from the then-remaining portion, if any, of the Indemnity Escrow Amount shall be limited to the Pro Rata Portion of the then-remaining portion of the Indemnity Escrow Amount attributable to such Equityholder, and liability for the portion of such claims that cannot be satisfied from the Pro Rata Portion of the then-remaining portion of the Indemnity Escrow Amount attributable to such Equityholder shall be borne only by such Equityholder. The indemnity obligations of this Section 5.13 shall not apply to (x) any Taxes that were included in the Most Recent Balance Sheet as a “current liability” or the subject of a reserve for Taxes; (y) other than any Taxes that result directly or indirectly from filing the Section 5.13 Tax Return as provided in Section 5.13(c), any Taxes that result directly or indirectly from any action or omission of the Company after the Closing that is not in accordance with past practice or required by Applicable Law which has the effect of creating or increasing Taxes for any period prior to Closing and (z) any cancellation or denial of use of loss carryforwards. Except as set forth herein, Parent and its Affiliates shall not be entitled to indemnification under Section 5.13(a)(i), (ii) or (iii) to the extent that claims are made by Parent and its Affiliates with respect to the indemnification obligations of the Equityholders under Section 5.13(a)(i), (ii) or (iii) following the date that is 90 days after the expiration of the applicable statute of limitations. Parent and its Affiliates shall not be entitled to indemnification under Section 5.13(a) for Losses arising from a breach of Section 3.14 to the extent that Parent or its Affiliates, as applicable, have actually recovered any amounts in respect of such Losses under Section 8.2.
          (c) For purposes of this Section 5.13, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on the basis of the number of elapsed days in each such period.
          (d) (i) Prior to the Closing Date, the Company shall prepare or cause to be prepared and file or cause to be filed, within the time and manner prescribed by law, all Tax Returns of the Company that are required to be filed prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice and prior to filing, such Tax Returns shall be submitted to Parent no later than 30 days prior to the due date for filing thereof (including any applicable extensions) for Parent’s review and approval (such approval not to be unreasonably withheld). Parent shall file or cause to be filed when due all Tax Returns of the Company for Taxable periods or events beginning before the Closing Date that are required to be filed after the Closing Date. Except as provided below with respect to Section 5.13 Tax Return, such Tax Returns shall be submitted to the Holder Representatives no later than 30 days prior to the due date for filing thereof (including any applicable extensions) for the Holder Representatives’ review and approval, such approval not to be unreasonably withheld or delayed. The Holder Representatives and Parent shall consult with each other and Parent shall consider in good faith all comments, issues and objections raised by the Holder Representatives. Subject to Section 5.13(d)(ii) below, in the event of a dispute between Parent and the Holder Representatives with respect to the applicability of the requirement to file or amend any Tax Return for which an indemnification obligation under this Section 5.13 may arise, or with respect to any information to be included therein, Parent and the Holder Representatives shall resolve such dispute in the manner set forth in Section 8.4.
          (ii) In furtherance and not in limitation of the foregoing Section 5.13(d)(i), Parent may cause the Surviving Company to file, if not filed by the Company prior to Closing, the Tax Returns of the Company set forth Section 5.13 of the Disclosure Schedule (such Tax Returns, the “Section 5.13 Tax Return”). Copies of the Section 5.13 Tax Return shall be submitted to the Holder Representative no later than 30 days prior to the date Parent intends to cause the Surviving Company to file such tax Returns for the Holder Representatives’ review and approval, such approval not to be unreasonably withheld or delayed. The Holder Representatives and Parent shall consult with each other regarding the Section 5.13 Tax Return and Parent shall consider in good faith all comments, issues and objections raised by either of the Holder Representatives. In the event of a dispute between Parent and the Holder Representatives with respect to any information to be included in a Section 5.13 Tax Return for which an indemnification obligation under this Section 5.13 may arise, Parent and the Holder Representatives shall resolve such dispute in the manner set forth in Section 8.4. Notwithstanding anything to the contrary herein, the Holder Representatives shall not have the ability to dispute the applicability of the requirement to file a Section 5.13 Tax Return.
          (iii) Subject to 5.13(d)(ii), the fact that a Tax Return for which an indemnification obligation under this Section 5.13 may arise has been filed or inclusion of any information in such Tax Return shall not, by itself, be deemed to impose an indemnification obligation on the Equityholders with respect thereto under this Section 5.13 or restrict the Holder Representatives’ ability to claim that such filing was not required under Applicable Law and that no indemnification obligation arises with respect thereto.
          (e) Parent, the Holder Representatives and the Company shall reasonably cooperate, and shall cause their respective Affiliates and their respective directors, officers and employees reasonably to cooperate, and shall use commercially reasonable efforts to cause their respective agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.
          (f) If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any Taxing Authority to Parent or any of its Subsidiaries in writing, which, if successful, could result in an indemnity payment pursuant to Section 5.13(a) or Article VIII (a “Tax Claim”), Parent shall notify the Holder Representatives in writing of the Tax Claim within ten (10) Business Days following Parent’s or its Subsidiary’s receipt of the written claim for Taxes. Such notice shall state the nature and basis of the Tax Claim and the amount thereof, each to the extent known by Parent or any of its Subsidiaries.
          (g) The Holder Representatives shall have the right to represent the interests of the Company with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date and to employ counsel of their choice at their expense; provided however, that the Holder Representatives may not agree to any settlement, compromise or closing or other agreement thereof without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; and provided further, that if a Tax Claim involves an issue that recurs in Taxable periods of Parent, the Company or any Subsidiary ending after the Closing Date or that otherwise could adversely affect Parent, the Company or any Subsidiary for any taxable period including or ending after the Closing Date, then (i) Parent and the Holder Representatives shall jointly control the defense of any such Tax Claim and each party shall cooperate with the other party at its own expense, and (ii) there shall be no settlement, compromise or closing or other agreement with respect thereto without the consent of Parent and Holder Representatives, which consents shall not be unreasonably withheld or delayed.
          (h) In the case of any taxable period that commences after the Closing Date, Parent shall have the sole right to represent the interests of the Company with respect to any Tax Claim (a “Post-Closing Tax Claim”); provided, however, that if a Post-Closing Tax Claim could reasonably be expected to materially adversely affect the Equityholders by virtue of their indemnification obligations under this Agreement, then Parent shall (i) keep the Holder Representatives informed on a timely basis of any developments relating to the defense of such Post-Closing Tax Claim, (ii) permit the Holder Representatives to participate in any proceedings and review any submissions relating to the defense of such Post-Closing Tax Claim, (iii) reasonably consider any comments of either of the Holder Representatives with respect to the defense of such Post-Closing Tax Claim and (iv) Parent may not agree to any settlement, compromise or other closing or other agreement with respect thereto without the consent of the Holder Representatives, which consent shall not be unreasonably withheld or delayed.
          (i) In case of a Straddle Period, Parent shall have the sole right to represent the interests of the Company with respect to any Tax Claim; provided, however, that the Holder Representatives shall have the right to employ counsel of their choice at their expense in connection with any Tax Claim relating to Taxes attributable to the portion of such Straddle Period which ends immediately after the close of business on the Closing Date; provided, further, however, that in connection with any Tax Claim that both (x) relates to Taxes attributable to the portion of such Straddle Period which begins immediately after the close of business on the Closing Date and (y) could reasonably be expected to give rise to indemnification obligations under Section 5.13(a) or Article VIII or otherwise materially adversely affect the Equityholders by virtue of their indemnification obligations under this Agreement, Parent shall (i) keep a Holder Representative informed on a timely basis of any developments relating to the defense of such Tax Claim, (ii) permit the Holder Representatives to participate in any proceedings and review any submissions relating to the defense of such Tax Claim and (iii) reasonably consider any comments of the Holder Representatives with respect to the defense of such Tax Claim. Parent may not agree to any settlement, compromise or closing or other agreement with respect to any Tax Claim relating to Taxes attributable to the portion of such Straddle Period which ends immediately after the close of business on the Closing Date that could reasonably be expected to give rise to indemnification obligations under Section 5.13(a) or Article VIII or otherwise materially adversely affect the Equityholders by virtue of their indemnification obligations under this Agreement, without the prior written consent of the Holder Representatives, which consent shall not be unreasonably withheld or delayed.
          (j) Any (x) Tax refunds that are received by the Company or Parent, and (y) any amount credited against Taxes to which the Company or Parent become entitled, that relate, in each case, to the Company and to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Equityholders, and Parent shall pay over to the Equityholders any such refund or the amount of any such credit within 30 Business Days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding for a Tax period or portion thereof ending on or before the Closing Date results in a payment or credit against Taxes by a Taxing Authority to the Company or Parent, of any amount accrued on the Most Recent Balance Sheet, Parent shall pay the net amount of such refund, payment or credit after reduction for all Tax costs, fees or expenses incurred by the Company or Parent, as a result of or in obtaining such refund, payment or credit to the Equityholders within 30 Business Days after receipt or entitlement thereto. Payments to the Equityholders pursuant to this Section 5.13(j) shall be distributed among the Equityholders in accordance with the Company’s Charter Documents as determined by either of the Holder Representatives in its sole discretion. For purposes of clarification, Parent and the Company shall have no obligation to pay over any amounts to the Equityholders pursuant to this Section 5.13(i) with respect to Parent’s or the Company’s use of Company net operating losses.
          (k) The provisions of Sections 8.2(a)(ii), 8.2(b)(ii), 8.2(d)(iii), 8.2(d)(iv), 8.2(e), 8.4, 8.6 and 8.7(a) shall apply to any claim under or breach of the covenants contained in this Section 5.13 by any party to this Agreement. Parent and its Affiliates shall satisfy indemnification payments to be made pursuant to Section 5.13(a)(i), (ii) or (iii) from the Indemnity Escrow Fund before proceeding against the Equityholders. Subject to Section 5.13(b), Parent and its Affiliates may, but shall not be obligated to, satisfy indemnification payments to be made pursuant to Section 5.13(a)(iv) from the Indemnity Escrow Fund before proceeding against the Equityholders.
          (l) The Equityholders undertake severally to pay any Taxes due from them in any jurisdiction in connection with the conversion of the Preferred Stock, Common Stock, Options and Warrants by virtue of the transactions contemplated by the Merger Agreement.
          SECTION 5.14. Cancellation of Options. Prior to the Effective Time, the Company shall take all actions necessary to ensure that (a) all of the Company’s and any of its Subsidiaries’ option or other equity-based plans shall terminate as of the Effective Time and (b) after the Effective Time, the Company is not bound by any Option or other equity-based right that would entitle any Person, other than Parent or its Affiliates, to beneficially own, or receive any payments other than as contemplated by Section 2.8(j) in respect of, any capital stock of the Company or the Surviving Corporation.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
          SECTION 6.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) this Agreement and the Merger shall have been duly approved and adopted by the stockholders of the Company entitled to vote thereon, including holders of (i) two-thirds of the issued and outstanding Preferred Stock and (ii) a majority of the Common Stock and Preferred Stock (on an as converted to Common Stock basis);
          (b) no statute, rule, regulation, executive order, decree, ruling or injunction (including, for the sake of clarity, any temporary restraining order or preliminary injunction) shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, enjoins or materially restrains or restricts the consummation of the Merger; and
          (c) any other governmental or regulatory notices or approvals required to have been given or obtained prior to the Effective Time with respect to the transactions contemplated hereby shall have been either filed or received.

          SECTION 6.2. Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) the representations and warranties contained in Article III shall be true and correct as of the Closing as if made at and as of the Effective Time (except for representations and warranties that expressly relate to a specific date prior to the Effective Time which need only be true and correct as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in the representations and warranties contained in Article III, in the aggregate, result in a Material Adverse Effect on the Company (ignoring for the purposes of this Section any qualifications by Material Adverse Effect or otherwise by material adversity and any materiality qualification or words of similar import contained in such representations or warranties), and, at the Closing, the Company shall have delivered to Parent a certificate signed by its chief executive officer and chief financial officer to that effect;
          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent a certificate signed by its chief executive officer and chief financial officer to that effect;
          (c) no Material Adverse Effect on the Company shall have occurred since the date of this Agreement, and, at the Closing, the Company shall have delivered to Parent a certificate signed by its chief executive officer and chief financial officer to that effect;
          (d) the Escrow Agreement substantially in the form of Exhibit A hereto, shall have been duly executed and delivered by the Holder Representative and the Escrow Agent;
          (e) the holders of not more than 5% of the outstanding shares of Common Stock and Preferred Stock (calculated, with respect to the Preferred Stock, on an as-converted basis) in the aggregate shall have exercised their appraisal rights in accordance with Section 262 of the DGCL;
          (f) Intentionally omitted;
          (g) the employees of the Company listed in Section 6.2(g) of the Disclosure Schedule shall have signed (as indicated on the Section 6.2(g) of the Disclosure Schedule) employment agreements in the form attached hereto as Exhibit G or employment continuation letters;
          (h) the Company shall have delivered to Parent the Company Transaction Expense Notice, pursuant to Section 2.12(b) and the updated Merger Consideration Schedule pursuant to Section 2.12(c);

          (i) the Company shall have delivered to Parent the payoff letters and Encumbrance-release documentation pursuant to Section 2.12(f);
          (j) holders of eighty-five percent (85%) of the outstanding shares of Preferred Stock and holders of eighty-five percent (85%) of the outstanding Common Stock shall have executed the written consent in the form attached as Exhibit F hereto approving, among other things, a schedule identical to the Merger Consideration Schedule setting forth the estimated payments to be made by Parent with respect to the Preferred Stock, Common Stock, In-the-Money Options and In-the-Money Warrants in accordance with the terms hereof;
          (k) Parent shall have received legal opinions from Pepper Hamilton, Meitar, Liquornik, Geva & Leshem Brandwein and Osbourne Clarke in the forms attached hereto as Exhibit H; and
          (l) Parent shall have received a certificate executed by the Secretary of the Company certifying as of the Closing Date (i) a true and complete copy of the Company Charter and Company By-Laws and (ii) incumbency matters with respect to the Company.
          SECTION 6.3. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) the representations and warranties of Parent and Merger Sub shall be true and correct as of the Effective Time, as if made at and as of such time (other than representations and warranties that expressly relate to a specific date prior to the Closing Date which only need be true and correct as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in the representations and warranties contained in Article IV, in the aggregate, result in a Material Adverse Effect on Parent (ignoring for the purposes of this Section any qualifications by Material Adverse Effect or otherwise by material adversity and any materiality qualification or words of similar import contained in such representations or warranties), and, at the Closing, Parent and Merger Sub shall have delivered to the Company a certificate signed by their respective officers to that effect;
          (b) each of the covenants and obligations of Parent and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Merger Sub shall have delivered to the Company a certificate signed by their respective officers to that effect;
          (c) the Escrow Agreement substantially in the form of Exhibit A, shall have been duly executed and delivered by Parent and the Escrow Agent; and

          (d) the Company shall have received certificates executed by the Secretaries of Parent and Merger Sub certifying as of the Closing Date to (i) their respective certificates of incorporation and (ii) incumbency matters with respect to the Company.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
          (a) by mutual written consent of Parent and the Company;
          (b) by Parent or the Company if (i) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by one (1) Business Days after the date hereof (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before the Outside Date;
          (c) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 10 Business Days following receipt by such other party of written notice of such failure to comply;
          (d) by (i) Parent if there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of the Parent’s and Merger Sub’s obligations to effect the Merger pursuant to Section 6.2(a) or (ii) by the Company if there has been a breach of a representation or warranty of Parent or Merger Sub that gives rise to a failure of the fulfillment of a condition of the Company’s obligations to effect the Merger pursuant to Section 6.3(a), in each case, which breach has not been cured within 10 Business Days following receipt by the breaching party of written notice of the breach.
          SECTION 7.2. Effect of Termination. In the event that this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement; provided, however, that no such termination shall relieve any party for liability resulting from any willful breach of this Agreement by such party; and provided further that the provisions of this Section 7.2, Section 5.6 (Public Announcements) and Article IX shall survive the termination of this Agreement.
          SECTION 7.3. Amendment. This Agreement may be amended by action taken by the Company, Parent, Merger Sub and the Holder Representative but no amendment shall be made which requires the approval of the Company’s stockholders under applicable law without such approval. This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE VIII
INDEMNIFICATION
          8.1. Survival of Representations and Covenants. The parties agree that the representations and warranties of the parties contained in this Agreement shall survive the Closing Date until the date that is 12 months after the Closing Date, except that (a) the representations and warranties in Section 3.14 (Taxes) shall survive until 90 days after the expiration of the applicable statute of limitations, (b) the representations and warranties in Section 3.16 (Environmental) shall survive until the third anniversary of the Closing Date, (c) the representations in Section 3.15(b) (Intellectual Property) shall survive until the second anniversary of the Closing Date and (d) the representations and warranties in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Authorization) and 3.4 (Capitalization) shall survive until 90 days after the expiration of the applicable statute of limitations (as applicable, the “Survival Date”). The covenants and agreements of the parties to be performed or complied with prior to the Closing shall survive for one year after the Closing Date, whereas those requiring performance after the Closing Date shall survive for a period of six months following their expiration in accordance with their terms. Claims for indemnification pursuant to Section 8.2(a)(v) and Section 8.2(a)(vi) must be made within one year after the Closing Date.
          8.2. Indemnification.
          (a) Parent Indemnification. Subject to Section 8.1, from and after the Effective Time, Parent and the Surviving Corporation and their respective Affiliates, officers, directors, stockholders, representatives and agents (collectively the “Parent Indemnitees”) shall be indemnified and held harmless by each Equityholder, who shall be liable severally (pro rata) and not jointly, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent or the Surviving Corporation or any other Parent Indemnitee by reason of:
          (i) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.26 of this Agreement) or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement;
          (ii) any breach or non-performance by the Company of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement;
          (iii) the amount of Company Transaction Expenses in excess of the amount of Company Transaction Expenses set forth on the Company Transaction Expenses Notice;
          (iv) any claim made by any Equityholder or any prior holder of Preferred Stock, Common Stock, Options or Warrants, relating to such Person’s rights with respect to the Merger Consideration for Capital Stock and/or the calculations and determinations set forth on the Merger Consideration Schedule;
          (v) the failure by the Company or any of its Subsidiaries prior to the Closing Date to comply with Applicable Law regarding the payment of overtime; and
          (vi) any inaccuracy in or breach of Section 3.26.
          (b) Subject to Section 8.1, from and after the Effective Time, the Equityholders and their respective Affiliates, officers, directors, stockholders, representatives, agents, heirs and estates, as applicable (collectively, the “Seller Indemnitees”, and together with the Parent Indemnitees, each an “Indemnitee”) shall be indemnified and held harmless by Parent and the Surviving Corporation, jointly and severally, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Seller Indemnitee by reason of:
          (i) any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent or Merger Sub pursuant to this Agreement; and
          (ii) any breach or non-performance by Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent or Merger Sub pursuant to this Agreement.
          (c) Limitations. Except as provided in the next sentence, no Parent Indemnitee shall be entitled to indemnification for any Losses arising under (i) Sections 8.2(a)(i) or 8.2(a)(v) until the aggregate amount of all Losses under all claims of all Parent Indemnitees under both Sections 8.2(a)(i) and 8.2(a)(v) shall exceed $500,000 (the “Deductible”), and then (except as provided in clause (ii) below) the full amount of such Losses from the first dollar thereof shall be indemnified or (ii) Section 8.2(a)(v) until the aggregate amount of all Losses under Section 8.2(a)(v) exceeds $200,000 (the “Separate Deductible”) and then only with respect to Losses that exceed the Separate Deductible. No Parent Indemnitee shall be entitled to indemnification for any Losses arising under Section 8.2(a)(vi) until the aggregate amount of all Losses under all claims of all Parent Indemnitees under Sections 8.2(a)(vi) shall exceed $100,000 and then only with respect to Losses that exceed such $100,000 amount. All amounts due to Parent Indemnitees related to Losses for a breach of or inaccuracy in the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.14 or 3.15(b) shall not be subject to the provisions of this Section 8.2(c) and shall be paid in full without any regard to the Deductible, but shall be subject to the Cap as provided below. No Seller Indemnitee shall be entitled to indemnification for any Losses arising under Section 8.2(b)(i) until the aggregate amount of all Losses under all claims of all Seller Indemnitees for all such inaccuracies or breaches shall exceed the Deductible, and then the full amount of such Losses from the first dollar thereof shall be indemnified.
          (d) Cap on Indemnification.
          (i) Except as set forth herein, no Parent Indemnitee shall be entitled to indemnification for any Losses arising under Section 8.2(a)(i), Section 8.2(a)(v) or Section 8.2(a)(vi) to the extent that the aggregate amount of all Losses paid to Parent Indemnitees under Section 8.2(a)(i), Section 8.2(a)(v) or Section 8.2(a)(vi) exceeds the Indemnity Escrow Amount (the “Cap”).
          (ii) The Cap shall not apply to any claims for fraud or intentional misrepresentation.
          (iii) The Cap shall not apply to any claims for breaches of or inaccuracies in the representations in Sections 3.1, 3.2, 3.3, 3.4 or 3.14, provided, however, that no Parent Indemnitee shall be entitled to indemnification for any Losses arising under Sections 3.1, 3.2, 3.3, or 3.4 to the extent that the aggregate amount of all Losses paid to Parent Indemnitees, under Section 8.2(a)(i) exceeds the total Merger Consideration actually paid to the Equityholders hereunder; provided, further, that no Parent Indemnitee shall be entitled to indemnification under this Article VIII for Losses arising under Section 3.14 and under Sections 5.13(a)(i), (ii) and (iii) to the extent that the aggregate amount of all Losses paid to Parent Indemnitees under Section 8.2(a)(i) and Sections 5.13(a)(i), (ii) and (iii) exceeds $100 million.
          (iv) Subject to Section 8.2(d)(i) and Section 8.2(d)(ii), in the event that a Parent Indemnitee seeks indemnification for Losses against any Equityholder outside of the escrow in accordance with Section 5.13 or Article VIII, each Equityholder’s aggregate liability with respect to such Loss shall not exceed an amount equal to its pro-rata portion of such Loss, based on the percentage of cash consideration such Equityholder received with respect to its shares of Common Stock, of Preferred Stock, Options and Warrants in relation to the total amount of cash consideration paid with respect to all of the shares of Common Stock, Preferred Stock, Options and Warrants, in each case pursuant to Section 2.8 (such percentage, the “Pro-Rata Portion”). Subject to Section 8.2(d)(i) and (ii), notwithstanding anything to the contrary, the liability of each Equityholder for indemnification under this Article VIII and under Sections 5.13(a)(i),

(ii) and (iii) shall under no circumstances exceed the amount of merger consideration actually paid to such Equityholder hereunder. Notwithstanding anything to the contrary in this Agreement, this section 8.2(d)(iv) shall not apply to any Equityholder’s obligations under Section 5.13(a)(iv).
          (e) Offsets to Losses. For all purposes of this Article VIII, Losses shall be net of (i) any amounts actually recovered by the Indemnitee under any insurance policies in effect prior to the Closing in connection with the facts giving rise to the right of indemnification (net of any deductible amounts and any other costs or expenses incurred in connection therewith, including, without limitation, retrospective and prospective premium adjustments and experience-based premium adjustments) and (ii) any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Losses in the year in which such Losses were incurred. In computing the amount of any Tax benefit the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction and credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. The Parent Indemnitees shall not be entitled to indemnification under Section 8.2 for Losses arising from a breach of Section 3.14 to the extent that Parent or its Affiliates, as applicable, have actually recovered any amounts in respect of such Losses under Section 5.13.
          (f) Tax Provisions. Except as set forth in Section 5.13(k), the indemnification provisions of this Article VIII shall not apply to the indemnification obligations of the Equityholders or Parent as set forth in Section 5.13. All such obligations shall be governed by the terms of Section 5.13.
          8.3. Manner of Indemnification.
          (a) Claims of indemnification made under this Article VIII (an “Indemnification Claim”) may be made only in accordance with the provisions of this Article VIII and, as applicable, the Escrow Agreement. To provide a fund against which a Parent Indemnitee may first assert an Indemnification Claim, the Indemnity Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 2.8(a). The amounts held pursuant to the Escrow Agreement shall be held for a period of time expiring on the Indemnity Escrow Termination Date, unless an Indemnification Claim has been received by the Holder Representatives from a Parent Indemnitee prior to such time in accordance with the terms hereof, in which case an amount equal to the Losses claimed in such Certificate or Certificates shall be held until the resolution of any and all such claims in accordance with the terms hereof and the Escrow Agreement. The Parent Indemnitees shall first look to the Indemnity Escrow Amount for the satisfaction of any claims for indemnification they may have under Sections 8.2(a)(i), (ii) and (iii) of this Agreement before proceeding against the Equityholders. The liability for indemnification of claims under Section 8.2(a)(i) or Section 8.2(a)(iv) arising from a breach of or inaccuracy in the representations in Section 3.4 (Capitalization) that relate only to particular Equityholders shall be borne only by such Equityholders.
          (b) In the event an Indemnification Claim arises and the amount of Loss in respect thereof has not yet been determined, a good faith reasonable estimate of such Loss shall be made by the Parent Indemnitee and the corresponding portion of the Indemnity Escrow

Amount shall be retained until the amount of Loss has been determined, and shall then be applied or distributed as provided for in the Escrow Agreement.
          8.4. Notice of Claims.
          (a) Any Indemnitee seeking indemnification hereunder shall give a notice (a “Claim Notice”) to the party from whom indemnification is sought (either a Holder Representative (in the case of a Parent Indemnitee) or Parent (in the case of a Seller Indemnitee), the “Indemnifying Party”), specifying in reasonable detail the facts giving rise to any Indemnification Claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnification Claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such Indemnification Claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve any Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.
          (b) The Indemnifying Party shall have 30 days after the giving of any Claim Notice pursuant hereto to provide such Indemnitee with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Disagreement Notice”). If a timely Disagreement Notice is not received or to the extent an item is not objected to in the Disagreement Notice, the Claim Notice shall be deemed to have been accepted and final and binding on the parties, absent manifest error. If the Indemnifying Party delivers a timely Disagreement Notice, the parties shall resolve such conflict in accordance with the procedures set forth in Section 8.4(c).
          (c) If the Indemnifying Party shall have provided a Disagreement Notice, the parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by Parent and either of the Holder Representatives. In the event the parties shall fail to reach an agreement within 30 days after the date on which the Indemnifying Party provided a Disagreement Notice, the dispute shall be resolved in accordance with the provisions of Article IX.
          8.5. Third-Party Claims. If a Parent Indemnitee becomes aware of a third-party claim that such Parent Indemnitee believes, in good faith, may result in a demand by it for indemnification pursuant to this Article VIII, such Parent Indemnitee shall promptly notify the Holder Representatives in writing of such claim, setting forth such claim in reasonable detail. The Indemnifying Party shall have 10 days (the “Notice Period”) after receipt of such notice to notify the Indemnitee that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to such third-party claim and desires to undertake the conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnitee shall cooperate with it in connection therewith; provided, that the Indemnifying Party shall be entitled to assume the defense of such action only to the extent (i) such claim would not reasonably be expected to give rise to Losses that are more than the amount of the funds then remaining in the Indemnity Escrow Account (when taking into account any other pending claims on the funds in the Indemnity Escrow Account) or (ii) the claim does not seek an injunction or equitable relief against the Indemnitee; and provided further, that, if it elects to assume control of such claim, the Indemnifying Party shall be entitled to continue to maintain control of that claim so long as it conducts the defense of the claim actively and diligently. The Indemnitee is hereby authorized (but not obligated), prior to and during the Notice Period, to use commercially reasonable efforts to file any motion, answer or other pleading and to take any other action which the Indemnitee shall, based on the opinion of its counsel (which may be in-house counsel), deem necessary or advisable to protect the Indemnitee’s interests and shall provide an advance notice to the Indemnifying Party thereof. If the Indemnifying Party assumes control of the defense of such claim, the Indemnitee may participate in such settlement or defense through counsel chosen by such Indemnitee and paid at its own expense; provided that, if in the reasonable opinion of counsel for such Indemnitee, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnitee, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnitee in connection with such defense. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim without the consent of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnitee within 10 days after receipt of the Indemnitee’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof (or the Indemnifying Party is otherwise unable to assume control of the defense pursuant to the terms of this Section 8.5), the Indemnitee shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnitee, enter into any settlement that (a) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnitees of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment and (b) involves non-monetary relief or remedy, including any restrictions on the Indemnitee’s ability to operate or compete.
          8.6. Mitigation; Exclusivity of Remedy.
          (a) The parties hereto acknowledge and agree that, except in the case of fraud or willful misconduct, following the Closing, the indemnification provisions of Sections 5.13, 8.2 and 8.3 shall be the sole and exclusive remedies of Parent, Merger Sub, the Company and the Equityholders for any breach by the other parties of the representations and warranties in this Agreement. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their respective terms or are otherwise breached, the parties shall be entitled to seek specific performance of the terms thereof in addition to any other remedy at law or equity. Each party hereto shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any Losses.
          (b) No investigation conducted by or on behalf of any party at any time and no disclosure provided to, or knowledge of, any party with respect to any event, condition or circumstance that renders inaccurate any representation or warranty or reveals the occurrence of a breach of any covenant of any other party contained in this Agreement shall be deemed to be a waiver of, or to relieve such other party of any liability for, (i) the breach of any such representation, warranty or covenant or (ii) any rights to indemnification or other remedy arising in connection therewith. Parent hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any such breach notwithstanding any investigation, disclosure or knowledge as described herein.
          8.7. Holder Representative.
          (a) In order to efficiently administer the defense and/or settlement of any claims for indemnity by a Parent Indemnitee pursuant to this Article VIII or Section 5.13, Carmel V.C. Ltd. and Sequoia Seed Capital II (Israel) L.P., as the Holder Representatives, are each hereby appointed to serve as a representative of the Equityholders. Each Holder Representative shall, alone, have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which any Parent Indemnitee may claim to be entitled to indemnity pursuant to this Article VIII or Section 5.13, all decisions and actions relating to the distribution of any portion of the Option Escrow Fund forfeited by holders of Unvested, In-the-Money Options and otherwise to act on behalf of the Equityholders in all respects with respect to this Agreement and the Escrow Agreement, including, without limitation, the amendment or termination of such agreements except that (i) in making any decision relating to the defense and/or settlement of any claims for which any Parent Indemnitee may claim to be entitled to indemnity pursuant to this Article VIII or Section 5.13 that relate to a particular Equityholder, such decision shall require the prior consent of such particular Equityholder, (ii) any amendment that affects the rights of a particular Equityholder in a manner different than the other Equityholders shall require the consent of such Equityholder, and (iii) any amendment that changes the economic terms and conditions of this Agreement or the Escrow Agreements shall require the approval of the Majority Equityholders, as defined below, and any other approval required in accordance with Applicable Law. All decisions and actions by any Holder Representative shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity, resignation, bankruptcy, dissolution or winding-up of any Holder Representative, the Equityholders beneficially owning (or which, prior to the Effective Time, beneficially owned) a majority of the shares (or share-equivalents) (based upon the Fully Diluted Number) owned by all such Equityholders (the “Majority Equityholders”) may, and in the event of the death, incapacity, resignation bankruptcy, dissolution or winding-up of both of the Holder Representatives, the Majority Equityholders shall promptly appoint a substitute Holder Representative; provided, however, in no event shall both the Holder Representatives resign without the Majority Equityholders having first appointed at least one substitute Holder Representative who shall assume such duties immediately upon the resignation of both Holder Representatives and, provided, further, that in the event of the death, incapacity or resignation of either Carmel V.C. Ltd. or Sequoia Seed Capital II (Israel) L.P as a Holder Representative, another Person reasonably acceptable to Parent shall be appointed as the Holder Representative hereunder.
          (b) Neither Parent, Merger Sub nor the Surviving Corporation shall have the right to object to, protest or otherwise contest any matter related to the procedures for action being taken by a Holder Representative as between such Holder Representative and the Equityholders. Parent, Merger Sub and the Surviving Corporation hereby waive any claims they may have or assert, including those that may arise in the future, against any Holder

Representative or any of its Affiliates that relate to such Holder Representative’s role as such, including any claims for any action or inaction taken or not taken by such Holder Representative in connection herewith, except claims for fraud or claims based on actions taken or not taken by such Holder Representative in bad faith.
          (c) Each Equityholder that accepts payment of consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement in accordance with Section 5.2, as the case may be, to have agreed that (i) the provisions of this Section 8.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Equityholder may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 8.7 would be inadequate, (iii) the Equityholders shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Equityholder brings an action to enforce the provisions of this Section 8.7 and (iv) the provisions of this Article VIII shall be binding upon such Equityholder and the successors and assigns of such Equityholder.
          (d) In addition, each Equityholder that accepts payment of consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement in accordance with Section 5.2, as the case may be, to have waived any claims he, she or it may have or assert, including those that may arise in the future, against a Holder Representative or any of its Affiliates, for any action or inaction taken or not taken by such Holder Representative in connection therewith, except claims for fraud or claims based on actions taken or not taken by such Holder Representative in bad faith.
          (e) Any notice or communication delivered by Parent, Merger Sub or the Surviving Corporation to any Holder Representative shall be deemed to have been delivered to all Holder Representatives. Any notice or communication delivered by Parent, Merger Sub or the Surviving Corporation to any Holder Representative shall, as between Parent, Merger Sub and the Surviving Corporation, on the one hand, and the Equityholders, on the other hand, be deemed to have been delivered to all Equityholders. Parent, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communication or writings given or executed by any Holder Representative in connection with any claims for indemnity or any requests for consent and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by such Holder Representative. Parent, Merger Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Equityholders in connection with any claims for indemnity unless given or made through a Holder Representative.
          (f) Each Equityholder shall severally and not jointly indemnify and hold harmless each Holder Representative and his successors, permitted assigns, Affiliates, directors, officers, employees and agents (collectively, “Holder Representative Indemnitees”) against all Losses incurred or sustained by a Holder Representative Indemnitee in connection with any Action, suit or proceeding to which such Holder Representative Indemnitee is made a party by reason of any act or omission in connection with his role as a Holder Representative or its relationship to the Holder Representative, except for fraud or willful misconduct. The Holder Representatives may, by joint action of both of them, reimburse themselves for any amount incurred by or otherwise owing to either of them under the terms of this Agreement or the Escrow Agreement (whether for fees, expenses, indemnification claims or otherwise) from the Reserve Amount against proper invoices or receipts. In addition, if any amount is incurred by or otherwise owing to any Holder Representative under the terms of this Agreement or the Escrow Agreement (whether for fees, expenses, indemnification claims or otherwise) in excess of amounts remaining from the Reserve Amount, the Holder Representatives may, by joint action of both of them, deduct such amount from any succeeding distributions to the Equityholders out of the Escrow Account. In the event that the Holder Representatives determine that any expense or payment is appropriate or desirable in connection with the exercise of their duties as Holder Representatives or otherwise in connection with the protection of the rights of the Equityholders, and such amount is not available from the Reserve Amount, then each Equityholder shall, in accordance with instructions provided by the Holder Representatives, provide its Pro-Rata Portion of such payment or expense. In the event of any indemnification or reimbursement under this Section 8.7(f) which is not funded by the Reserve Amount or the Escrow Amount, the Holder Representatives may, by joint action, require that such entire amount of indemnification or reimbursement shall be provided in full, without limitation of the other provisions of this Section 8.7(f), severally and not jointly, solely by the holders of Common Stock and Preferred Stock, provided, that subsequently the Holder Representatives shall use reasonable efforts to seek from the other Equityholders their respective portions of such indemnification and reimbursement for the purpose of reimbursing the holders of Common Stock and Preferred Stock.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.1. Entire Agreement. This Agreement (including the Exhibits, Disclosure Schedule and other documents referred to herein), the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.
          SECTION 9.2. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto.
          SECTION 9.3. Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but, in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. Upon a determination that one or more of the provisions contained herein is invalid, illegal or unenforceable in any respect, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
          SECTION 9.4. Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.
          SECTION 9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.
          SECTION 9.6. Jurisdiction; Forum. Each of the parties hereto consents to the jurisdiction of any state or federal court located within the State of Delaware, and irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement or instrument executed hereunder shall be litigated in such courts, and each of the parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 9.9. Nothing contained in this Section 9.6 shall affect the right of any party to serve legal process on any other party in any other manner permitted by law. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.
          SECTION 9.7. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 9.8. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
          SECTION 9.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if given by delivery in Person or by facsimile; or (b) on the next Business Day when sent by overnight courier service, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub:	NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Facsimile: (571) 434-5735
Attention: General Counsel

with a copy to:	Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Telecopier: (202) 467-0539
Attention: Stephen I. Glover

if to the Company to:	Followap, Inc.
Ash House, Fairfield Avenue, Staines,
Middlesex TW18 4AB, UK
Telecopier: 44-0-207-907-1700
Attention: Dotan Volach

with a copy to:	Meitar, Liquornik, Geva & Leshem Brandwein
16 Abba Hillel, Ramat Gan
Israel 52506
Telecopier: 972-3-610-3111
Attention: Dan Shamgar, Adv.

if to the Holder Representatives:	Sequoia Seed Capital II (Israel) L.P.
50 Ramat Yam Street
Hertzliya, Israel
Attention: Haim Sadger
Tel: 972-9-957-9440
Telecopier: 972-9-957-9443

Carmel V.C. Ltd.
16 Abba Even Street
Hertzliya, Israel
Attention: Yitzhak Avidor
Tel: 972-9-972-0400
Telecopier: 972-9-972-0401

with a copy to:	Meitar, Liquornik, Geva & Leshem Brandwein
16 Abba Hillel, Ramat Gan
Israel 52506
Telecopier: 972-3-610-3111
Attention: Dan Shamgar, Adv.
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          SECTION 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 5.12 (with respect to current or former officers and directors of the Company and its Subsidiaries) or Article VIII (with respect to Parent Indemnitees or Seller Indemnitees that are not a party hereto), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
          SECTION 9.11. Counterparts; Facsimiles. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.
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          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Followap, Inc.
By:	/s/ Dotan Volach
	Name:	Dotan Volach
	Title:	CEO

NeuStar, Inc.
By:	/s/ Jeffrey E. Ganek
	Name:	Jeffrey E. Ganek
	Title:	Chairman and CEO

B&T Merger Sub, Inc.
By:	/s/ Jeffrey E. Ganek
	Name:	Jeffrey E. Ganek
	Title:	President and CEO

Carmel V.C. Ltd., as Holder Representative
By:	/s/ Yitzhak Arider /s/ Arina Shainski
	Name:	Yitzhak Arider/Arina Shainski
Title:

Sequoia Seed Capital II (Israel) L.P. , as, Holder Representative
By:	/s/ Haim Sadger
	Name:	Haim Sadger
	Title:	Partner